                                                                    Exhibit 99.2

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS
                                      AND
           QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

INTRODUCTION

    The accompanying Consolidated Financial Statements include the results of CIT, formerly known as Tyco Capital Corporation and previously The CIT
Group, Inc. On June 1, 2001, The CIT Group, Inc. was acquired by a wholly-owned subsidiary of Tyco, a diversified manufacturing and service company, in a purchase business combination. In accordance with the guidelines for accounting for business combinations, the purchase price paid by Tyco plus related purchase accounting adjustments have been "pushed down" and recorded in CIT's financial statements, resulting in a new basis of accounting for the "successor" period beginning June 2, 2001. As of the acquisition date, assets and liabilities were recorded at estimated fair value in the CIT financial statements. Information relating to all "predecessor" periods prior to the acquisition is presented using CIT's historical basis of accounting. In September 2001, CIT changed its fiscal year end from December 31 to September 30 to conform to Tyco's fiscal year end.

    CIT is presently organized as a Nevada corporation and is a direct, wholly-owned subsidiary of TCH, a Nevada corporation, which is a direct, wholly-owned subsidiary of Tyco Capital, a Bermuda company. Prior to the closing of this offering, Tyco will effectuate a restructuring whereby CIT will merge with and into TCH, and that combined entity will further merge with and into CIT Group Inc. (Del), a Delaware corporation. In connection with the reorganization, CIT Group Inc. (Del) will be renamed CIT Group Inc. As a result of the reorganization, CIT Group Inc. will be domiciled in Delaware and will be the successor to CIT's business, operations, obligations and SEC registration.

    In connection with the reorganization and mergers described above, CIT Group Inc. (Nevada) is reflected in the Consolidated Financial Statements of TCH, as CIT Group Inc. (Nevada) is a wholly-owned subsidiary of TCH. The Delaware company has had no operations and nominal financial activity and will be used solely for the purpose of the reincorporation of CIT Group Inc. (Nevada). TCH was incorporated in October 2000 and its only activity has been in connection with its capacity as the holding company for the acquisition of CIT by Tyco on June 1, 2001. TCH has not acted as an operating company and immediately prior to the reorganization will have nominal assets and liabilities, other than its investment in CIT. TCH's stand-alone historical financial activity is comprised of intercompany debt payable to an affiliate of Tyco and interest expense related to the acquisition of CIT, and TCH also facilitated the delivery of Tyco common shares on redemption of CIT Exchangeco Inc. shares. All of the activity of TCH will be unwound through a capital contribution from Tyco prior to the reorganization discussed above and TCH's balance sheet will have nominal balances. The ongoing operations of the registrant will effectively be comprised of the existing operations of CIT.

    The following discussion and analysis provides information that management believes to be relevant to understanding our consolidated financial condition and results of operations. This discussion should be read in conjunction with the "Consolidated Financial Statements" and the related notes thereto which are included elsewhere in this prospectus. The following discussion includes certain forward-looking statements. For a discussion of important factors that may cause actual results to differ materially from such forward-looking statements, see "Risk Factors" and "Forward-Looking Statements." See also "--Fiscal Year Ended September 30, 2001 and Calendar Years Ended December 31, 2000 and 1999--CIT Group Inc.--Risk Management" for certain factors that have in the past and may in the future affect our financial performance.

    We are engaged in the commercial and consumer finance businesses, providing secured financing and leasing products on both a fixed and floating interest rate basis. Our commercial segments include equipment financing and leasing, factoring, commercial finance and structured finance. Our consumer

                                       1

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business primarily consists of home equity lending. Our revenues principally consist of finance income and fees and other income, which include factoring commissions, commitment, facility, servicing, letter of credit and syndication fees, and gains and losses from sales of equipment and other investments and sales and securitization of finance receivables. Our primary expenses are
(i) interest expense related to funding our finance receivables and operating lease equipment, (ii) salaries and general operating expenses, (iii) provision for credit losses and (iv) depreciation on operating lease equipment. Comparability of results among quarterly periods may be affected by the timing of several events, including equipment sales, securitizations, the sales of venture capital investments, dispositions of non-strategic assets and the effects of new-basis of accounting as of June 1, 2001. Our business requires significant funds to originate finance receivables and purchase leasing equipment, and we consequently require substantial liquidity to finance our operations. See "--Quarters and Six Months Ended March 31, 2002 and 2001--CIT Group Inc.--Liquidity Risk Management" and "--Fiscal Year Ended September 30, 2001 and Calendar Years Ended December 31, 2000 and 1999--CIT Group Inc.--Risk Management--Market Risk Management--Liquidity Risk Management."

    RESTATEMENT--The Company has restated its Consolidated Financial Statements for the quarter ended March 31, 2002. The restatement to the financial statements herein reflects an impairment of goodwill in accordance with SFAS
No. 142, "Goodwill and Other Intangibles," resulting in an estimated goodwill impairment charge of $4.51 billion. This restatement has no impact on previously reported operating margin or net cash provided by operations for any periods. See "--Quarters and Six Months Ended March 31, 2002 and 2001--CIT Group Inc." and Note 6, "Accounting Change--Goodwill Amortization" in the Company's Consolidated Financial Statements for the quarter ended March 31, 2002 for further information regarding the goodwill impairment.

             QUARTERS AND SIX MONTHS ENDED MARCH 31, 2002 AND 2001

CIT GROUP INC.

OVERVIEW

    The accompanying unaudited Consolidated Financial Statements include the results of CIT Group Inc., a Nevada corporation ("we," "CIT" or the "Company"), formerly known as Tyco Capital Corporation and previously The CIT Group, Inc. On June 1, 2001, The CIT Group, Inc. was acquired by a wholly-owned subsidiary of Tyco International Ltd. ("Tyco"), a diversified manufacturing and service company, in a purchase business combination. In accordance with the guidelines for accounting for business combinations, the purchase price paid by Tyco plus related purchase accounting adjustments have been "pushed down" and recorded in CIT's financial statements, resulting in a new basis of accounting for the "successor" period beginning June 2, 2001. As of the acquisition date, assets and liabilities were recorded at estimated fair value in the CIT financial statements. Information relating to all "predecessor" periods prior to the acquisition is presented using CIT's historical basis of accounting. In September 2001, CIT changed its fiscal year end from December 31 to September 30 to conform to Tyco's fiscal year end. On February 8, 2002, we changed our name from Tyco Capital Corporation to CIT Group Inc.

    On February 11, 2002, CIT repurchased certain international subsidiaries that had previously been sold to an affiliate of Tyco on September 30, 2001. The reacquisition of these subsidiaries has been accounted for as a merger of entities under common control. Accordingly, the balances contained within the financial statements, footnotes and throughout this document include the results of operations, financial position and cash flows of the international subsidiaries repurchased from Tyco for all periods presented and, as a result, will vary slightly from comparable information reported in our Form 10-K for the transition period ended September 30, 2001.

                                       2
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    The following table summarizes our net (loss) income and related data ($ in millions).

                                                         QUARTER ENDED                 SIX MONTHS ENDED
                                                           MARCH 31,                       MARCH 31,
                                                 ------------------------------   ---------------------------
                                                    2002              2001           2002           2001
                                                 -----------      -------------   -----------   -------------
                                                 (SUCCESSOR)      (PREDECESSOR)   (SUCCESSOR)   (PREDECESSOR)
                                                 (RESTATED)                       (RESTATED)
Net (loss) income..............................   $(4,355.4)         $160.1        $(4,116.4)      $320.2
Return on average tangible shareholder's
  equity.......................................      (426.5)%          15.6%          (200.4)%       16.0%
Return on average earning assets ("AEA").......      (48.38)%          1.54%          (22.18)%       1.54%

    The current quarter net loss of $4,355.4 million includes a $4,512.7 million charge for the estimated impairment of goodwill and a $58.9 million, after tax, provision to establish reserves relating to the economic reforms instituted by the Argentine government that converted dollar-denominated receivables into the peso. Partially offsetting the decrease in net income was stronger risk-adjusted net interest margin, higher other revenues and reduced operating expenses. The current period's results also include the sale and liquidation of low-yielding, non-strategic assets, lower market interest rates and funding costs, the effects of fair value adjustments in new basis accounting on net interest margin and lower leverage. Current quarter operating expenses reflected our adoption of Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets" on October 1, 2001. As a result of the adoption, there was no goodwill amortization for the current quarter, whereas we had $19.9 million of goodwill amortization (after tax) in the quarter ended March 31, 2001.

    During the quarter ended March 31, 2002, we recorded an initial estimate of goodwill impairment of $4.51 billion. The estimated impairment at March 31, 2002 by reporting unit was $1.74 billion for Equipment Financing and Leasing, $1.62 billion for Specialty Finance, $1.08 billion for Commercial Finance and $66 million for Structured Finance. This estimated goodwill impairment reflects the estimated fair value of each of CIT's reporting units at March 31, 2002 based on each reporting unit's projected earnings and market factors expected to be used by market participants in ascribing value to each of these reporting units in the planned separation of CIT from Tyco. We are continuing with our analysis of goodwill impairment in accordance with SFAS No. 142. If actual proceeds of an initial public offering are less than the $6.5 billion estimate used to calculate the initial impairment and/or the market capitalization of CIT is less than the carrying value after the offering, then these events would be an indication of a potential further impairment. Tyco will receive estimated proceeds of $4.6 billion, before underwriting discounts and commissions, from the sale of 100% of CIT's common stock. This impairment is discussed further under "--Goodwill and Other Intangible Assets Amortization."

    Net income declined from $239.0 million in the quarter ended December 31, 2001 due to the estimated goodwill impairment charge and the Argentina-related provision, in addition to lower risk-adjusted margins, reflecting higher cost of funds on bank borrowings and increased liquidity, and lower fee income.

    The events surrounding our increased cost of funds, which negatively impacted the current quarter margin, and our actions taken to address the related liquidity issues include the following:

    - January 22, 2002--Tyco announced a plan to dispose of CIT.

    - February 5, 2002--In connection with Tyco and CIT credit rating downgrades, CIT drew down on its $8.5 billion unsecured bank credit facilities in order to pay down commercial paper at the scheduled maturities.

    - February 14, 2002--CIT amended its public indenture agreements to prohibit or restrict transactions with Tyco.

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    - February 20, 2002--CIT completed a $1.2 billion conduit financing backed by trade accounts receivable in order to broaden funding access and repay term debt at the scheduled maturities.

    - March 4, 2002--CIT completed a $1.0 billion securitization facility backed by home equity loans in order to broaden funding access and repay term debt at the scheduled maturities.

    - April 1, 2002--CIT completed a $2.5 billion debt offering, comprised of $1.25 billion of 7.375% senior notes due April 2, 2007, and $1.25 billion of 7.750% senior notes due April 2, 2012.

    The events above resulted in an increased cost of funds due to the alternative sources of financing being more expensive than our historic financing sources, and due to the Company maintaining excess cash liquidity levels for the payment of debt. Management expects that the current margin and earnings trends, which began in the middle of the quarter ended March 31, 2002, will continue for the foreseeable future. Results in prospective quarters will reflect the impact of the more expensive funding sources and excess liquidity as described above for a full quarter, as well as the impact of the $2.5 billion debt offering completed on April 1, 2002. Further, management expects that new business volumes will continue to be similarly constrained by these items. Upon separation from Tyco, we expect to have our ratings reviewed by the rating agencies to regain more cost effective access to the commercial paper and public term debt markets.

NET FINANCE MARGIN

    A comparison of net finance income and net finance margin for the three and six months ended March 31, 2002 and 2001 is set forth in the table below ($ in millions):

                                                          QUARTER ENDED
                                                            MARCH 31,             INCREASE     INCREASE
                                                   ---------------------------   (DECREASE)   (DECREASE)
                                                      2002           2001          AMOUNT      PERCENT
                                                   -----------   -------------   ----------   ----------
                                                   (SUCCESSOR)   (PREDECESSOR)
Finance income...................................   $ 1,106.7      $ 1,376.8     $  (270.1)      (19.6)%
Interest expense.................................       348.3          625.7        (277.4)      (44.3)%
                                                    ---------      ---------     ---------
  Net finance income.............................       758.4          751.1           7.3         1.0 %
Depreciation on operating lease equipment........       310.2          346.4         (36.2)      (10.5)%
                                                    ---------      ---------     ---------
  Net finance margin.............................   $   448.2      $   404.7     $    43.5        10.7 %
                                                    =========      =========     =========
Average earning assets(1) ("AEA")................   $36,006.6      $41,635.3     $(5,628.7)      (13.5)%

As a % of AEA:
Finance income...................................       12.30%         13.23%
Interest expense.................................        3.87%          6.01%
                                                    ---------      ---------
  Net finance income.............................        8.43%          7.22%
Depreciation on operating lease equipment........        3.45%          3.33%
                                                    ---------      ---------
Net finance margin...............................        4.98%          3.89%
                                                    =========      =========

                                                        SIX MONTHS ENDED
                                                            MARCH 31,             INCREASE     INCREASE
                                                   ---------------------------   (DECREASE)   (DECREASE)
                                                      2002           2001          AMOUNT      PERCENT
                                                   -----------   -------------   ----------   ----------
                                                   (SUCCESSOR)   (PREDECESSOR)
Finance income...................................   $ 2,305.7      $ 2,768.0     $  (462.3)      (16.7)%
Interest expense.................................       721.3        1,277.9        (556.6)      (43.6)%
                                                    ---------      ---------     ---------
  Net finance income.............................     1,584.4        1,490.1          94.3         6.3 %
Depreciation on operating lease equipment........       648.7          694.8         (46.1)       (6.6)%
                                                    ---------      ---------     ---------
  Net finance margin.............................   $   935.7      $   795.3     $   140.4        17.7 %
                                                    =========      =========     =========

Average earning assets(1) ("AEA")................   $37,114.1      $41,652.2     $(4,538.1)      (10.9)%

As a % of AEA:
Finance income...................................       12.43%         13.29%
Interest expense.................................        3.89%          6.14%
                                                    ---------      ---------
  Net finance income.............................        8.54%          7.15%
Depreciation on operating lease equipment........        3.50%          3.33%
                                                    ---------      ---------
Net finance margin...............................        5.04%          3.82%
                                                    =========      =========

------------------------------
(1) Average earning assets is the average of finance receivables, operating lease equipment, finance receivables held for sale and certain investments, less credit balances of factoring clients.

    Net finance margin increased $43.5 million to $448.2 million for the quarter ended March 31, 2002 from the quarter ended March 31, 2001. For the six months ended March 31, 2002, net finance margin increased $140.4 million to $935.7 million from the prior year period. As a percentage of AEA, net finance margin increased to 4.98% and 5.04% for the quarter and six months ended
March 31, 2002 from 3.89% and 3.82% in the prior year quarter and six months, respectively. AEA declined during the quarter and six months ended March 31, 2002 due to the following: (1) sales and liquidation of non-strategic assets; and (2) lower new business origination volume due to soft economic conditions, the exit of non-strategic businesses, and growth constraints following the draw down of bank facilities and other liquidity events described previously. The increase in net finance margin as a percentage of AEA for the quarter and six months ended March 31, 2002 was primarily due to the effect of fair value adjustments in new basis of accounting to reflect market interest rates on debt and assets, including liquidating receivables. Other factors contributing to the increase were the following: (1) exits from non-strategic and under-performing businesses; (2) the decline in short term interest rates; and (3) lower leverage. These positive factors were partially offset by the increased cost of bank line borrowings and excess cash maintained for liquidity purposes during the quarter ended March 31, 2002. Current quarter net finance margin declined $39.3 million and dropped from 5.20% as a percentage of AEA from the quarter ended December 31, 2001 due primarily to the higher cost associated with the draw down of bank facilities to pay off commercial paper and higher levels of excess liquidity. The risk-adjusted margin related to the liquidating portfolios for the quarter and six months ended March 31, 2002 was not significant because the interest margin, including purchase accounting accretion, was substantially offset by charge-offs (included in the provision for loan losses) related to such portfolios.

    Finance income (interest on loans and lease rentals) for the quarter ended March 31, 2002 decreased $270.1 million, to $1,106.7 million from $1,376.8 million for the comparable 2001 quarter, and decreased $462.3 million to $2,305.7 million for the six months ended March 31, 2002 from $2,768.0 million in the prior year six months. The decline reflected a 13.5% and 10.9% decline in AEA for the quarter and the six months from the prior year periods. As a percent of AEA, finance income was 12.30% for the quarter ended March 31, 2002 and 12.43% for the six months then ended, respectively, compared to 13.23% and 13.29% for the comparable quarter and six months ended March 31, 2001, respectively, as the impact of portfolio mix changes resulting from the sale and liquidation activities, as well as the favorable impact of new basis accounting, were offset by the effects of lower market interest rates and lower rentals in the aerospace portfolio due to the industry downturn post September 11, 2001.

    Interest expense for the quarter and six months ended March 31, 2002 decreased $277.4 million and $556.6 million, respectively, from the comparable 2001 periods. As a percent of AEA, interest expense for the quarter ended
March 31, 2002 decreased to 3.87% from 6.01% for the quarter ended March 31, 2001, while in the six month period interest expense decreased to 3.89% from 6.14% in the prior year period. The lower interest expense both in dollars and as a percentage of AEA reflects the lower current period debt levels associated with funding a lower asset base and decreased leverage, the lower market interest rates in the current period and the effect of fair value adjustments in new basis accounting.

    Depreciation on operating lease equipment for the quarter ended March 31, 2002 was $310.2 million, compared to $346.4 million in the comparable 2001 quarter, and was $648.7 million for the six months ended March 31, 2002, compared to $694.8 million for the six months ended March 31, 2001. The declines in both operating lease equipment and depreciation on operating lease equipment in the quarter and six months ended March 31, 2002 from the March 2001 quarter reflect the sale of certain rail assets in Equipment Financing and Leasing, while the decreased depreciation expense from prior year levels also reflects a greater proportion of longer term assets. Operating lease margin (rental income less depreciation expense) was 6.6% and 6.3% for the quarter and six months ended March 31, 2002, respectively, compared to 7.2% and 7.3% for the same periods ended March 31, 2001. As a percent of average operating lease equipment, annualized depreciation expense was 19.0% and 19.4% for the quarters ended
March 31, 2002 and 2001, respectively, and 20.0% and 19.6% for the six months ended March 31, 2002 and 2001, respectively. The operating lease equipment portfolio was $6.6 billion at March 31, 2002, down from $7.2 billion at March 31, 2001. Our depreciable assets range from smaller-ticket shorter-term leases (E.G., computers) to larger-ticket, longer-term leases (E.G., aircraft and rail assets).

NET FINANCE MARGIN AFTER PROVISION FOR CREDIT LOSSES

    The net finance margin after provision for credit losses (risk adjusted interest margin) declined to $253.2 million and $627.8 million for the quarter and six months ended March 31, 2002, from $336.4 million and $663.2 million for the same periods ended March 31, 2001 due to the Argentina-related provision in the current quarter. The 2002 three and six month comparisons as a percentage of AEA were 2.81% and 3.38% compared to 3.23% and 3.18% in 2001, respectively.

PROVISION AND RESERVE FOR CREDIT LOSSES

    The provision for credit losses for the quarters ended March 31, 2002 and 2001 was $195.0 million and $68.3 million, respectively. The increased provision reflects higher 2002 charge-off levels and a $95.0 million provision relating to the economic reforms instituted by the Argentine government that resulted in the mandatory conversion of dollar-denominated receivables into the peso.

    Net charge-offs increased to $112.4 million or 1.58% of average finance receivables and $225.2 million or 1.49% during the quarter and six months ended March 31, 2002, respectively, compared to $66.7 million or 0.80% and $126.8 million or 0.75% during the prior year quarter and six months, respectively. Excluding liquidating portfolios of non-strategic assets, net charge-offs were $75.2 million or 1.13% and $140.9 million or 1.00% for the quarter and six months ended March 31, 2002, respectively compared to $66.7 million or 0.80% and $126.8 million or 0.75% in the prior year quarter and six months, respectively. Our provision for credit losses and reserve for credit losses are presented in the following table ($ in millions).

                                                                 FOR THE SIX MONTHS ENDED
                                                              -------------------------------
                                                              MARCH 31, 2002   MARCH 31, 2001
                                                              --------------   --------------
                                                               (SUCCESSOR)     (PREDECESSOR)
                                                                (RESTATED)
Balance beginning of period.................................      $492.9           $468.2
Provision for credit losses.................................       212.9            132.1
Provision for credit losses--Argentina-related..............        95.0               --
Reserves relating to securitization of factoring
  receivables...............................................       (25.8)              --
Reserves relating to dispositions, acquisitions and other...         5.1            (11.5)
                                                                  ------           ------
  Net additions to reserve for credit losses................       287.2            120.6
                                                                  ------           ------
Net credit losses:
Equipment Financing and Leasing.............................       123.2             44.1
Specialty Finance--Commercial...............................        40.3             31.9
Commercial Finance..........................................        36.8             18.3
Structured Finance..........................................         0.1              4.0
Specialty Finance--Consumer.................................        24.8             28.5
                                                                  ------           ------
  Total net credit losses...................................       225.2            126.8
                                                                  ------           ------
Balance end of period.......................................      $554.9           $462.0
                                                                  ======           ======
Reserve for credit losses as a percentage of finance
  receivables...............................................        2.11%            1.39%
                                                                  ======           ======
Reserve for credit losses as a percentage of past due
  receivables, (sixty days or more)(1)......................        47.9%            42.7%
                                                                  ======           ======

------------------------------
(1) The March 31, 2002 percentage is 39.7% excluding the Argentina-related provision.

    The reserve for credit losses is periodically reviewed for adequacy considering economic conditions, collateral values and credit quality indicators, including charge-off experience, and levels of past due loans and non-performing assets. The reserve increased to $554.9 million (2.11% of finance receivables) at March 31, 2002 compared to $492.9 million (1.55% of finance receivables) at September 30, 2001 and $462.0 million (1.39% of finance receivables) at March 31, 2001.

    The reserve increase, both on a dollar basis and as a percentage of finance receivables, compared to the prior year period is due to the $95.0 million Argentina-related provision. Partially offsetting the dollar increase to the reserve was a $25.8 million transfer of loss reserves relating to securitized factoring receivables to Interest in Trade Receivables--net during the current quarter. Additionally, reserves relating to home equity receivables securitized during the quarter were deducted from the reserve and reflected as a reduction to the corresponding securitization gain. Excluding the impact of the Argentina-related provision, but considering the impact of these securitizations, the reserve for credit losses was essentially flat with the quarter ending December 31, 2001 in dollar amount.

    The following table sets forth our net charge-off experience in amount and as a percent of average finance receivables on an annualized basis by business segment ($ in millions):

                                             QUARTER ENDED MARCH 31,                          SIX MONTHS ENDED MARCH 31,
                                   --------------------------------------------      --------------------------------------------
                                          2002                     2001                     2002                     2001
                                   -------------------      -------------------      -------------------      -------------------
                                       (SUCCESSOR)             (PREDECESSOR)             (SUCCESSOR)             (PREDECESSOR)
Equipment Financing and
  Leasing........................   $ 61.1      2.26%        $22.0       0.71%        $123.2      2.22%        $ 44.1      0.70%
Specialty Finance-commercial.....     19.6      1.21%         18.5       1.04%          40.3      1.23%          31.9      0.99%
Commercial Finance...............     20.2      1.36%          7.0       0.36%          36.8      0.99%          18.3      0.46%
Structured Finance...............      0.1      0.01%          4.1       0.89%           0.1      0.00%           4.1      0.51%
                                    ------                   -----                    ------                   ------
  Total Commercial Segments......    101.0      1.59%         51.6       0.71%         200.4      1.48%          98.4      0.67%
Specialty Finance-consumer.......     11.4      1.51%         15.1       1.42%          24.8      1.60%          28.4      1.34%
                                    ------                   -----                    ------                   ------
Total............................   $112.4      1.58%        $66.7       0.80%        $225.2      1.49%        $126.8      0.75%
                                    ======                   =====                    ======                   ======

    The increased net charge-offs from the prior year, both in amount and percentage, reflect general economic weakness leading to higher net charge-offs in virtually all of our business segments. The higher net charge-off percentages in relation to the prior year also reflect higher charge-off rates associated with approximately $2.0 billion in receivables in liquidation status as of March 31, 2002, which include trucking, franchise, inventory finance, manufactured housing and recreational vehicle receivables. Net charge-offs, both in amount and as a percentage of average finance receivables, are shown for the liquidating and core portfolios for the quarter and six months ended March 31, 2002 in the following table ($ in millions):

                                                                       QUARTER ENDED MARCH 31, 2002
                                                   ---------------------------------------------------------------------
                                                          CORE                  LIQUIDATING                 TOTAL
                                                   -------------------      -------------------      -------------------
Equipment Financing and Leasing..................   $32.4       1.34%        $28.7       9.57%        $ 61.1      2.26%
Specialty Finance-commercial.....................    16.8       1.08%          2.8       5.36%          19.6      1.21%
Commercial Finance...............................    20.2       1.36%           --         --           20.2      1.36%
Structured Finance...............................     0.1       0.01%           --         --            0.1      0.01%
                                                    -----                    -----                    ------
  Total Commercial Segments......................    69.5       1.15%         31.5       8.94%         101.0      1.59%
Specialty Finance-consumer.......................     5.7       0.95%          5.7       3.65%          11.4      1.51%
                                                    -----                    -----                    ------
  Total..........................................   $75.2       1.13%        $37.2       7.32%        $112.4      1.58%
                                                    =====                    =====                    ======

                                                                    SIX MONTHS ENDED MARCH 31, 2002
                                                 ---------------------------------------------------------------------
                                                        CORE                  LIQUIDATING                 TOTAL
                                                 -------------------      -------------------      -------------------
Equipment Financing and Leasing................   $ 58.8      1.19%        $64.4      10.43%        $123.2      2.22%
Specialty Finance-commercial...................     33.9      1.08%          6.4       5.36%          40.3      1.23%
Commercial Finance.............................     36.8      0.99%           --         --           36.8      0.99%
Structured Finance.............................      0.1      0.00%           --         --            0.1      0.00%
                                                  ------                   -----                    ------
  Total Commercial Segments....................    129.6      1.00%         70.8       9.61%         200.4      1.48%
Specialty Finance-consumer.....................     11.3      0.93%         13.5       4.04%          24.8      1.60%
                                                  ------                   -----                    ------
  Total........................................   $140.9      1.00%        $84.3       7.87%        $225.2      1.49%
                                                  ======                   =====                    ======

OTHER REVENUE

    The components of other revenue are as follows ($ in millions):

                                                         QUARTER ENDED               SIX MONTHS ENDED
                                                           MARCH 31,                     MARCH 31,
                                                  ---------------------------   ---------------------------
                                                     2002           2001           2002           2001
                                                  -----------   -------------   -----------   -------------
                                                  (SUCCESSOR)   (PREDECESSOR)   (SUCCESSOR)   (PREDECESSOR)
Fees and other income...........................    $160.9         $106.6         $334.4         $218.2
Factoring commissions...........................      37.5           36.7           75.8           75.5
Gains on securitizations........................      34.7           37.4           62.7           78.0
(Losses) gains on venture capital investments...      (5.3)           4.9           (2.7)          (1.2)
Gains on sales of leasing equipment.............       4.3           26.0            7.0           58.4
                                                    ------         ------         ------         ------
  Total.........................................    $232.1         $211.6         $477.2         $428.9
                                                    ======         ======         ======         ======

    Other revenue was $232.1 million for the quarter ended March 31, 2002, versus $211.6 million during the quarter ended March 31, 2001, and for the six months ended March 31, 2002 was $477.2 million, compared to $428.9 million for the same period of 2001. Increased fees and other income, which includes miscellaneous fees, syndication fees and gains from receivable sales, more than offset lower equipment sale gains. The increases in fees and other income were primarily in the Commercial Finance and Specialty Finance segments.

    The following table presents additional information regarding securitization gains ($ in millions):

                                                         QUARTER ENDED               SIX MONTHS ENDED
                                                           MARCH 31,                     MARCH 31,
                                                  ---------------------------   ---------------------------
                                                     2002           2001           2002           2001
                                                  -----------   -------------   -----------   -------------
                                                  (SUCCESSOR)   (PREDECESSOR)   (SUCCESSOR)   (PREDECESSOR)
Gains...........................................   $   34.7       $   37.4       $   62.7       $   78.0
Volume Securitized(1)...........................   $2,725.9       $1,096.4       $3,949.7       $2,300.6

------------------------------
(1) Excludes trade receivables securitized during the quarter ended March 31, 2002.

    During the quarter ended March 31, 2002, we securitized $1.7 billion of home equity loans to increase liquidity and broaden our access to funding sources. The higher volume securitized during the current quarter reflected the need to broaden funding access. However, gains were below the prior year because a higher percentage of securitization volume consisted of home equity loans with lower gains, and the equipment securitizations produced lower gains in the current period.

SALARIES AND GENERAL OPERATING EXPENSES

    Salaries and general operating expenses were $226.9 million for the quarter ended March 31, 2002, versus $263.5 million for the quarter ended March 31, 2001. For the six months ended March 31, 2002, salaries and general operating expenses were $457.4 million compared to $522.8 million for the same prior year period. The decrease is due to corporate staff reductions and business restructurings in connection with the acquisition by Tyco. As a result, both the efficiency ratio and the ratio of salaries and general operating expenses to average managed assets ("AMA") improved for the current periods as set forth in the following table:

                                                         QUARTER ENDED               SIX MONTHS ENDED
                                                           MARCH 31,                     MARCH 31,
                                                  ---------------------------   ---------------------------
                                                     2002           2001           2002           2001
                                                  -----------   -------------   -----------   -------------
                                                  (SUCCESSOR)   (PREDECESSOR)   (SUCCESSOR)   (PREDECESSOR)
Efficiency ratio(1).............................     33.4%          43.1%          32.4%          43.0%
Salaries and general operating expenses as a
  percent of AMA(2).............................     1.93%          2.03%          1.92%          2.00%

------------------------------
(1) Efficiency ratio is the ratio of salaries and general operating expenses to operating margin excluding the provision for credit losses.

(2) "AMA" means average managed assets, which is average earning assets plus the average of finance receivables previously securitized and still managed by us.

    The improvement in the efficiency ratio in 2002 over 2001 is a result of strong margins and fee income and cost reductions. Management continues to target an efficiency ratio in the mid 30% area.

    If the offering is completed, management expects an increase in expenses as the Company will incur added expenses associated with public entities.

GOODWILL AND OTHER INTANGIBLE ASSETS AMORTIZATION

    CIT adopted SFAS No. 142, effective October 1, 2001, the beginning of CIT's fiscal 2002. The Company has determined that there is no impact of adopting this new standard under the transition provisions of SFAS No. 142.

    As a result of the adoption of SFAS No. 142, there was no goodwill amortization for the quarter ended March 31, 2002, versus $22.5 million, before taxes ($19.9 million after taxes), in the prior year quarter. Goodwill decreased from $6,547.5 million at September 30, 2001 to $2,383.4 million at March 31, 2002, due to the estimated impairment charge described below, which was partially offset by an approximately $350 million increase reflecting the finalization and approval of exit and restructuring plans, which resulted in valuation adjustments and liabilities recorded in conjunction with these activities. Management does not expect further additions to goodwill as all exit and restructuring plans were completed and approved by March 31, 2002.

    During the quarter ended March 31, 2002, our parent, Tyco, experienced disruptions to its business surrounding its announced break-up plan, a downgrade in its credit rating, and a significant decline in its market capitalization. During this same time period, CIT also experienced credit downgrades and a disruption to its historical funding base. See "--Overview" and "--Liquidity Risk Management." The Company prepared valuations, utilizing a discounted cash flows approach updated for current information and considering various marketplace assumptions, which indicated a range of values from impairment of $750 million to excess fair value of $1.5 billion. Based on management's belief that CIT would be separated from Tyco, receive an increase in its credit ratings, and regain access to the unsecured credit markets, we initially concluded that CIT had an excess of fair market value over net book value of approximately $1.5 billion. Accordingly, management did not believe that there was an impairment of goodwill of CIT as of March 31, 2002.

    However, market-based information used in connection with our preliminary consideration of the potential initial public offering for 100% of CIT indicated that CIT's book value exceeded its estimated fair value as of March 31, 2002. As a result, management performed a step 1 SFAS No. 142 impairment analysis as of March 31, 2002 and concluded that an impairment charge was warranted at that date.

    Accordingly, management's objective in performing the SFAS No. 142 step 1 analysis was to obtain relevant market based data to calculate the estimated fair value of each CIT reporting unit as of March 31, 2002 based on each reporting unit's projected earnings and market factors expected to be used by market participants in ascribing value to each of these reporting units in the planned separation of CIT from Tyco. Management obtained relevant market data from our financial advisors regarding the range of price to earnings multiples and market condition discounts applicable to each reporting unit as of March 31, 2002 and applied this market data to the individual reporting unit projected annual earnings as of March 31, 2002 to calculate an estimated fair value of each reporting unit and any resulting reporting unit goodwill impairment. The estimated fair values were compared to the corresponding carrying value of each reporting unit at March 31, 2002. The total of the individual reporting unit estimated goodwill impairments was $4.5 billion. We have restated the CIT Consolidated Financial Statements for the quarter ended March 31, 2002 to reflect an estimated impairment for each reporting unit resulting in a $4.5 billion estimated impairment charge as of March 31, 2002.

    SFAS No. 142 requires a second step analysis whenever the reporting unit book value exceeds estimated fair value. This analysis requires the Company to estimate the fair value of each reporting unit's individual assets and liabilities to complete the analysis of goodwill as of March 31, 2002. We have not yet completed this analysis due to the recently revised fair values for each reporting unit. The Company will complete this second step analysis in the quarter ending June 30, 2002 for each reporting unit to determine if any adjustment to the estimated goodwill impairment charge previously recorded is needed.

    Subsequent to March 31, 2002, CIT experienced further credit downgrades and the business environment and other factors continue to negatively impact the value for the proposed IPO of CIT. Tyco will receive estimated proceeds of $4.6 billion, before underwriting discounts and commissions, from the sale of 100% of CIT's common stock. Due to these events, the Company will assess remaining goodwill of each reporting unit for potential additional impairment based on the indicators of further decline in value.

INCOME TAXES

    The effective income tax rate was (2.3)% during the quarter ended March 31, 2002, versus 37.8% during the quarter ended March 31, 2001, and was (6.4)% and 37.8% for the six months ended March 31, 2002 and 2001, respectively. The effective income tax rate for the quarter and six months ended March 31, 2002 reflects the impact of the estimated goodwill impairment charge, which is not deductible for income tax purposes. Excluding the impact of the estimated goodwill charge, the effective income tax rate was 38.1% and 38.0% during the quarter and six months ended March 31, 2002, respectively.

FINANCING AND LEASING ASSETS

    Managed assets, comprised of financing and leasing assets and finance receivables securitized that we continue to manage, totaled $48.1 billion at March 31, 2002, down from $50.9 billion at September 30, 2001, and
$54.0 billion at March 31, 2001. Owned financing and leasing portfolio assets totaled $37.3 billion (including $3.4 billion securitized trade receivables) at March 31, 2002 compared to $40.7 billion at September 30, 2001 and
$43.5 billion at March 31, 2001.

    The trend of declining asset levels reflects the following: (1) sales and liquidation of non-strategic assets; (2) the continued focus on managing down our leverage ratios; (3) lower origination volume due to continued soft economic conditions; and (4) growth constraints relating to the previously described liquidity events. During the six months ended March 31, 2002, we completed the sale of approximately $700 million in recreational vehicle receivables in the Specialty Finance--consumer segment, and the liquidation of several portfolios continued, including trucking, franchise, inventory financing, manufactured housing and recreational vehicles. Since March 31, 2001, we have sold, liquidated or placed in liquidation status approximately $5.0 billion of owned assets. The 85.2% decline in Commercial Services assets reflected our first securitization of trade accounts receivable and normal seasonal trends. In addition, $1.7 billion of home equity receivables were securitized during the quarter in the Specialty Finance--consumer business unit as part of our program to broaden funding access. New origination volume (excluding factoring), although above the preceding quarter, remained below prior year levels by approximately 7%. Management expects volume to be constrained for the near term due to the liquidity events described previously.

    The managed assets of our business segments and the corresponding strategic business units are presented in the following table ($ in millions):

                                                     MARCH 31,   SEPTEMBER 30,
                                                       2002          2001         CHANGE     PERCENT
                                                     ---------   -------------   ---------   --------
Equipment Financing................................  $10,004.3     $11,063.7     $(1,059.4)    (9.6)%
Capital Finance....................................    5,484.9       5,045.4         439.5      8.7 %
                                                     ---------     ---------     ---------
Total Equipment Financing and Leasing Segment......   15,489.2      16,109.1        (619.9)    (3.8)%
                                                     ---------     ---------     ---------
Specialty Finance:
  Commercial.......................................    8,519.1       8,587.7         (68.6)    (0.8)%
  Consumer.........................................    2,418.3       4,203.4      (1,785.1)   (42.5)%
                                                     ---------     ---------     ---------
Total Specialty Finance Segment....................   10,937.4      12,791.1      (1,853.7)   (14.5)%
                                                     ---------     ---------     ---------
Commercial Services................................      756.1       5,112.2      (4,356.1)   (85.2)%
Business Credit....................................    3,680.6       3,544.9         135.7      3.8 %
                                                     ---------     ---------     ---------
Total Commercial Finance Segment...................    4,436.7       8,657.1      (4,220.4)   (48.8)%
                                                     ---------     ---------     ---------
Structured Finance Segment.........................    3,035.7       3,171.9        (136.2)    (4.3)%
                                                     ---------     ---------     ---------
TOTAL FINANCING AND LEASING PORTFOLIO ASSETS.......   33,899.0      40,729.2      (6,830.2)   (16.8)%
                                                     ---------     ---------     ---------
Finance receivables securitized and managed by
  us...............................................   10,756.4      10,147.9         608.5      5.7 %
Trade receivables securitized and managed by us....    3,432.4            --       3,432.4
                                                     ---------     ---------     ---------
Total receivables securitized and managed by us....   14,188.8      10,147.9       4,040.9     39.8 %
                                                     ---------     ---------     ---------
TOTAL MANAGED ASSETS...............................  $48,087.8     $50,877.1     $(2,789.3)    (5.5)%
                                                     =========     =========     =========

PAST DUE AND NON-PERFORMING ASSETS

    The following table sets forth certain information concerning our past due (sixty days or more) and non-performing assets (finance receivables on non-accrual status and assets received in satisfaction of loans) and the related percentages of finance receivables ($ in millions).

                                                     MARCH 31,           DECEMBER 31,          SEPTEMBER 30,
                                                       2002                  2001                  2001
                                                -------------------   -------------------   -------------------
Finance receivables, past due 60 days or more:
  Equipment Financing and Leasing.............  $  463.0     4.39%    $  471.8     4.33%    $  466.5     4.08%
  Specialty Finance--commercial...............     287.3     4.55%       293.1     4.57%       259.5     3.97%
  Commercial Finance..........................     224.7     2.86%       197.7     2.52%       151.4     1.75%
  Structured Finance..........................      39.0     1.49%        37.7     1.83%        38.3     1.75%
                                                --------              --------              --------
  Total Commercial............................   1,014.0     3.71%     1,000.3     3.68%       915.7     3.18%
  Specialty Finance-consumer..................     144.1     5.96%       183.1     5.88%       188.2     6.12%
                                                --------              --------              --------
  Total.......................................  $1,158.1     3.90%    $1,183.4     3.90%    $1,103.9     3.46%
                                                ========              ========              ========
Non-performing assets:
  Equipment Financing and Leasing.............  $  472.3     4.48%    $  422.3     3.88%    $  459.1     4.02%
  Specialty Finance--commercial...............     140.1     2.22%       150.6     2.35%       124.2     1.98%
  Commercial Finance..........................     138.5     1.76%       145.1     1.85%       106.0     1.22%
  Structured Finance..........................      81.8     3.12%        92.5     4.49%       110.4     5.05%
                                                --------              --------              --------
  Total Commercial............................     832.7     3.05%       810.5     2.98%       799.7     2.78%
  Specialty Finance-consumer..................     155.7     6.44%       171.0     5.49%       170.0     5.53%
                                                --------              --------              --------
  Total.......................................  $  988.4     3.32%    $  981.5     3.24%    $  969.7     3.04%
                                                ========              ========              ========

    Past due and non-performing assets both increased moderately in dollar amounts from September 30, 2001, and increased as a percentage of finance receivables due to asset sales and the continued liquidation of non-strategic portfolios at March 31, 2002. The increases in dollar amounts of past dues and non-performing assets reflect economic weakness in sectors of the economy. Commercial Finance past dues and non-performing assets increased due to continued weakness in the retail and manufacturing sectors. The Specialty Finance--commercial past due and non-performing assets increase reflects the small ticket characteristics of the portfolio, which are typically more sensitive to economic changes.

CONCENTRATIONS

    Our ten largest financing and leasing asset accounts in the aggregate accounted for 4.6% of our total financing and leasing assets at March 31, 2002 (with the largest account representing less than 1%), all of which are commercial accounts secured by either equipment, accounts receivable or inventory.

    At March 31, 2002 and September 30, 2001, our managed asset geographic diversity did not differ significantly from our owned asset geographic diversity.

    Our financing and leasing asset portfolio in North America is diversified by region. At March 31, 2002, with the exception of California (10.0%), New York (6.8%), and Texas (7.8%), no state or province within any region represented more than 4.0% of owned financing and leasing assets. Our March 2002 managed and owned asset geographic composition did not significantly differ from our September 2001 managed and owned asset geographic composition.

    Financing and leasing assets to foreign obligors totaled $7.0 billion at March 31, 2002. After Canada, $1.8 billion (5.2% of financing and leasing assets), the largest foreign exposures were England, $1.2 billion (3.6%), China, $378 million (1.1%), Germany, $373 million (1.1%), France, $360 million

(1.1%) and Australia $351 million (1.0%). Our remaining foreign exposure was geographically dispersed, with no other individual country exposure exceeding 1.0% of financing and leasing assets.

    At September 30, 2001, with the exception of California (10.4%), New York (8.8%), and Texas (7.7%), no state or province within any region represented more than 4.5% of owned financing and leasing assets. Financing and leasing assets to foreign obligors totaled $6.9 billion at September 30, 2001. After Canada, $2.0 billion (4.8% of financing and leasing assets), the next largest foreign exposure was to England, $0.9 billion (2.1%). Our remaining foreign exposure was geographically dispersed, with no other individual country exposure exceeding 1.0% of financing and leasing assets.

    At March 31, 2002 we had approximately $180 million of U.S. dollar-denominated loans and assets outstanding to customers located or doing business in Argentina. The Argentine government has recently instituted economic reforms, including the conversion of certain dollar-denominated loans into pesos. As such, during the quarter ended March 31, 2002 we recorded a charge of $95.0 million relating to this devaluation of the Argentine Peso.

    Our telecommunications portfolio is included in "Communications" in the industry composition table included in the Notes to the Consolidated Financial Statements. This portfolio is included in our Structured Finance segment and totals approximately $684.2 million at March 31, 2002, comprising approximately 2.1% of total financing and leasing assets, of which 8.9% are on non-accrual status. This portfolio consists of 59 accounts with an average balance of approximately $11.6 million. The 10 largest accounts in the portfolio aggregate $204.9 million with the largest single account under $26.0 million. Competitive local exchange carrier ("CLEC") accounts were approximately $294.1 million, or 43.0%, of the telecommunications portfolio at March 31, 2002. Many of these CLEC accounts are in the process of building out their networks and developing customer bases. Our telecommunications transactions are collateralized by the assets of the customer (equipment, receivables, cash, etc.) and typically are also secured by a pledge of the stock of non-public companies. If weakness continues in the telecommunications industry, the value of our telecommunications portfolio could be adversely impacted.

LIQUIDITY RISK MANAGEMENT

    Liquidity risk, which refers to our risk of being unable to meet potential cash outflows promptly and cost effectively, is discussed more below under "--Fiscal Year Ended September 30, 2001 and Calendar Years Ended December 31, 2000 and 1999--CIT Group Inc.--Risk Management--Market Risk
Management--Liquidity Risk Management."

    In February 2002, we drew down on our $8.5 billion in unsecured bank credit facilities, which have historically been maintained as liquidity support for our commercial paper programs. The proceeds are continuing to be used to satisfy our outstanding commercial paper obligations, of which approximately $710 million remains outstanding at March 31, 2002. The credit facilities are made up of four variable-rate instruments. Two of the instruments mature in March 2003, with one totaling $3.72 billion at LIBOR plus 28 basis points and the other is $0.5 billion (Canadian dollar) at Prime plus 5 basis points as of March 31, 2002. The remaining two variable rate credit instruments consist of $3.72 billion at LIBOR plus 30 basis points that matures in March 2005 and $0.765 billion at LIBOR plus 45 basis points that matures in April 2005 as of March 31, 2002. This draw down followed a similar draw down of bank lines by Tyco.

    In April 2002, we completed a $2.5 billion public unsecured bond offering as part of our strategy to strengthen our liquidity position. This debt offering was comprised of $1.25 billion aggregate principal amount of 7.375% senior notes due April 2, 2007 and $1.25 billion aggregate principal amount of 7.750% senior notes due April 2, 2012. The proceeds will be used to repay a portion of our existing term debt at maturity.

    Following the credit ratings downgrade of Tyco in February 2002, our credit ratings were downgraded by Standard & Poor's and Fitch, while Moody's confirmed our ratings, resulting in the ratings shown in the following table:

                                                      AT DECEMBER 31, 2001      AT MARCH 31, 2002
                                                     ----------------------   ----------------------
                                                     SHORT TERM   LONG TERM   SHORT TERM   LONG TERM
                                                     ----------   ---------   ----------   ---------
Moody's............................................     P-1           A2          P-1          A2
Standard & Poor's..................................     A-1           A+          A-2          A-
Fitch..............................................      F1           A+           F2          A-

------------------------

    THE SECURITY RATINGS STATED ABOVE ARE NOT A RECOMMENDATION TO BUY, SELL OR HOLD SECURITIES AND MAY BE SUBJECT TO REVISION OR WITHDRAWAL BY THE ASSIGNING RATING ORGANIZATION. EACH RATING SHOULD BE EVALUATED INDEPENDENTLY OF ANY OTHER RATING.

    On April 30, 2002, Fitch revised the rating watch status on all our ratings from evolving to negative, due to concerns surrounding the timing of the separation from Tyco.

    On June 7, 2002, Standard & Poor's downgraded CIT's long-term debt rating from A- to BBB+. Standard & Poor's ratings on all of CIT's debt remain on watch status with developing implications.

    On June 10, 2002, Fitch downgraded CIT's long-term debt rating from A- to BBB. All of the Company's Fitch ratings remain on watch status.

    The contractual maturities of our commercial paper and term debt from April 1, 2002 to December 31, 2002 are shown in the following table ($ in millions):

                                                                                 JULY-     OCTOBER-
                                               APRIL       MAY        JUNE     SEPTEMBER   DECEMBER    TOTAL
                                              --------   --------   --------   ---------   --------   --------
Commercial paper............................  $    469   $    154    $   55    $     32    $     --   $    710
Term debt...................................     1,446      1,104       817       2,032       1,677      7,076
                                              --------   --------    ------    --------    --------   --------
Totals......................................  $  1,915   $  1,258    $  872    $  2,064    $  1,677   $  7,786
                                              ========   ========    ======    ========    ========   ========

    Our short-term liquidity plan is focused on the funds required to meet scheduled maturities of the remaining commercial paper and term debt. The plan assumes that the remaining commercial paper will be substantially paid with the remaining proceeds from the bank lines and that funds required to meet term debt maturities will be paid via securitizations, including existing commercial equipment vehicles and the additional facilities described previously in the "--Overview" section, and the $2.5 billion raised from the recent debt offering. Proceeds from paydowns on our existing receivables are expected to be used to fund new portfolio volume. We expect over time to have our ratings reviewed by the rating agencies to regain more cost-effective access to the public debt markets.

    From time to time, CIT files registration statements for debt securities, which it may sell in the future. At April 30, 2002, we had $12.2 billion of registered, but unissued, debt securities available under a shelf registration statement. In addition, CIT had $5.4 billion of registered, but unissued, securities available under public shelf registration statements relating to our asset-backed securitization program. Separately, during the quarter we completed $2.2 billion in private securitization facilities.

    See the "--Overview" and "--Net Finance Margin" sections for information regarding the impact of our liquidity and capitalization plan on results of operations.

CAPITALIZATION

    The following table presents information regarding our capital structure ($ in millions):

                                                    MARCH 31, 2002(1)   SEPTEMBER 30, 2001(1)
                                                    -----------------   ---------------------
                                                       (RESTATED)
Commercial paper..................................      $   709.9             $ 8,869.2
Bank credit facilities............................        8,518.4                    --
Term debt.........................................       24,506.6              26,828.5
Company-obligated mandatorily redeemable preferred
  securities of subsidiary trust holding solely
  debentures of the Company ("Preferred Capital
  Securities")....................................          258.6                 260.0
Shareholder's equity(2)...........................        6,511.6              10,661.4
                                                        ---------             ---------
Total capitalization..............................       40,505.1              46,619.1
Goodwill and other intangible assets, net.........       (2,403.2)             (6,569.5)
                                                        ---------             ---------
Total tangible capitalization.....................      $38,101.9             $40,049.6
                                                        =========             =========
Tangible shareholder's equity and Preferred
  Capital Securities to managed assets............           9.14%                 8.48%
Total debt (excluding overnight deposits) to
  tangible shareholder's equity and Preferred
  Capital Securities..............................           7.30x                 8.20x

------------------------------
(1) Excludes the intercompany debt and other activities of TCH and CIT Group Inc. (Del), as these companies will have nominal assets and liabilities and other balance sheet items prior to the mergers with CIT Group Inc.

(2) Shareholder's equity excludes Accumulated other comprehensive loss relating to derivative financial instruments and unrealized gains on equity and securitization investments.

    See Note 9 and the "--Overview" section above for a discussion of events impacting our liquidity and capitalization and "--Goodwill and Other Intangible Assets Amortization" for a discussion of events impacting our goodwill.

SECURITIZATION AND JOINT VENTURE ACTIVITIES

    We utilize joint ventures and special purpose entities (SPEs) in the normal course of business to execute securitization transactions and conduct business in key vendor relationships.

    Securitization Transactions--SPEs are used to achieve "true sale" and bankruptcy remote requirements for these transactions in accordance with SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." Pools of assets are originated and sold to independent trusts (the SPEs), which in turn issue securities to investors solely backed by asset pools. Accordingly, CIT has no legal obligations to repay the investment certificates in the event of a default by the Trust. CIT retains the servicing rights and participates in certain cash flows of the pools. The present value of expected net cash flows that exceeds the estimated cost of servicing is recorded in other assets as a "retained interest." Assets securitized are shown in our managed assets and our capitalization ratios on managed assets.

    Joint Ventures--We utilize joint ventures to conduct financing activities with certain strategic vendor partners. Receivables are originated by the joint venture entity and purchased by CIT. These distinct legal entities are jointly owned by the vendor partner and CIT, and there is no third-party debt involved. These arrangements are accounted for on the equity method, with profits and losses distributed according to the joint venture agreement.

    Commitments and Contingencies--In the normal course of business, we grant commitments to extend additional financing and leasing asset credit and we have commitments to purchase commercial aircraft for lease to third parties. We also enter into various credit-related commitments, including letters of credit, acceptances and guarantees. These financial arrangements generate fees and involve, to varying degrees, elements of credit risk in excess of the amounts recognized on the Consolidated Balance Sheet. To minimize potential credit risk, we generally require collateral and other credit-related terms from the customer.

ACCOUNTING POLICIES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to use judgment in making estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. The following accounting policies include inherent risks and uncertainties related to judgments and assumptions made by management. Management's estimates are based on the relevant information available at the end of each period.

    Investments--Investments for which the Company does not have the ability to exercise significant influence and for which there is not a readily determinable market value are accounted for under the cost method. Management uses judgment in determining when an unrealized loss is deemed to be other than temporary, in which case such loss is charged to earnings.

    Charge-off of Finance Receivables--Finance receivables are reviewed periodically to determine the probability of loss. Charge-offs are taken after considering such factors as the borrower's financial condition and the value of underlying collateral and guarantees (including recourse to dealers and manufacturers).

    Impaired Loans--Loan impairment is defined as any shortfall between the estimated value and the recorded investment in the loan, with the estimated value determined using the fair value of the collateral, if the loan is collateral dependent, or the present value of expected future cash flows discounted at the loan's effective interest rate.

    Retained Interests in Securitizations--Significant financial assumptions, including loan pool credit losses, prepayment speeds and discount rates, are utilized to determine the fair values of retained interests, both at the date of the securitization and in the subsequent quarterly valuations of retained interests. Any resulting losses, representing the excess of carrying value over estimated fair value, are recorded in current earnings. However, unrealized gains are reflected in shareholder's equity as part of other comprehensive income, rather than in earnings.

    Lease Residual Values--Operating lease equipment is carried at cost less accumulated depreciation and is depreciated to estimated residual value using the straight-line method over the lease term or projected economic life of the asset. Direct financing leases are recorded at the aggregated future minimum lease payments plus estimated residual values less unearned finance income. Management performs periodic reviews of the estimated residual values, with impairment, other than temporary, recognized in the current period.

    Reserve for Credit Losses--The reserve for credit losses is periodically reviewed by management for adequacy considering economic conditions, collateral values and credit quality indicators, including historical and expected charge-off experience and levels of past-due loans and non-performing assets. Management uses judgment in determining the level of the consolidated reserve for credit losses and in evaluating the adequacy of the reserve.

    Goodwill--CIT adopted SFAS No. 142, "Goodwill and Other Intangible Assets" effective October 1, 2001, the beginning of CIT's fiscal 2002. The Company has determined that there is no impact of adopting this new standard under the transition provisions of SFAS No. 142.

    Since adoption, goodwill is no longer amortized but instead is assessed annually for impairment or sooner if circumstances indicate a possible impairment. During this assessment, management relies on a number of factors including operating results, business plans, economic projections, anticipated future cash flows, and transactions and market place data. See the "--Overview" and "--Goodwill and Other Intangible Assets Amorization" sections for a discussion of our recent impairment analysis.

STATISTICAL DATA

    The following table presents components of net income as a percent of AEA, along with other selected financial data ($ in millions):

                                                          FOR THE SIX MONTHS ENDED
                                                       -------------------------------
                                                       MARCH 31, 2002   MARCH 31, 2001
                                                       --------------   --------------
                                                        (SUCCESSOR)     (PREDECESSOR)
                                                         (RESTATED)
FINANCE INCOME.......................................        12.43%           13.29%
Interest expense.....................................         3.89             6.14
                                                         ---------        ---------
  Net finance income.................................         8.54             7.15
Depreciation on operating lease equipment............         3.50             3.33
                                                         ---------        ---------
  Net finance margin.................................         5.04             3.82
Provision for credit losses..........................         1.66             0.63
                                                         ---------        ---------
Net finance margin, after provision for credit
  losses.............................................         3.38             3.19
Other revenue........................................         2.57             2.06
                                                         ---------        ---------
  OPERATING MARGIN...................................         5.95             5.25
Salaries and general operating expenses..............         2.46             2.51
Goodwill amortization................................           --             0.22
Goodwill impairment..................................        24.32               --
                                                         ---------        ---------
  OPERATING EXPENSES.................................        26.78             2.73
                                                         ---------        ---------
  (Loss) income before income taxes..................       (20.83)            2.52
Provision for income taxes...........................        (1.32)           (0.95)
Minority interest in subsidiary trust holding solely
  debentures of the Company..........................        (0.03)           (0.03)
                                                         ---------        ---------
  Net (loss) income..................................       (22.18)%           1.54%
                                                         ---------        ---------
Average earning assets...............................    $37,114.1        $41,652.2
                                                         =========        =========

MARKET RISK MANAGEMENT

    Our exposure to market risk from changes in interest rates, foreign currency exchange rates and commodity prices has not changed materially from our exposure during the transitional fiscal year ended September 30, 2001, except for possible additional interest rate exposure discussed in "--Overview" and "--Liquidity Risk Management" above.

ACCOUNTING PRONOUNCEMENTS

    In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement is effective for fiscal years beginning after June 15, 2002. We are currently assessing the impact of this new standard.

    In July 2001, the FASB issued SFAS No. 144, "Impairment or Disposal of Long-Lived Assets," which is effective for fiscal years beginning after December 15, 2001. The provisions of this statement provide a single accounting model for impairment of long-lived assets. We are currently assessing the impact of this new standard.

    In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections," which is effective for fiscal years beginning after May 15, 2002. This statement rescinds the above mentioned statements and amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. We are currently assessing the impact of this new standard.

TYCO CAPITAL HOLDING, INC.

    The consolidated financial statements of TCH included herein reflect the consolidated results of TCH, since its inception on October 13, 2000, plus the results of CIT Group Inc. (Nevada) and its subsidiaries since its acquisition by TCH on June 1, 2001. The following table sets forth selected financial information regarding the consolidated results of operations and balance sheets of TCH and its subsidiaries, including CIT.

                                                                                 AT OR FOR THE
                                                          AT OR FOR THE SIX       PERIOD FROM
                                                             MONTHS ENDED      INCEPTION THROUGH
                                                            MARCH 31, 2002     SEPTEMBER 30, 2001
                                                          ------------------   ------------------
                                                              (RESTATED)
Finance income..........................................      $ 2,304.7             $ 1,676.5
Intercompany interest expense, net......................          382.4                  98.8
Goodwill impairment.....................................        4,512.7                    --
Net (loss) income.......................................       (4,435.6)                181.9

Total assets............................................       45,282.9              51,452.4
Intercompany debt payable to Tyco.......................        5,600.0               5,000.0
Total debt..............................................       39,334.9              40,697.7
Shareholder's equity....................................        1,798.5               5,947.6

    TCH's historical financial activity is comprised of intercompany debt activity with Tyco, and TCH also facilitated the delivery of Tyco common shares on redemption of CIT Exchangeco Inc. shares. As of March 31, 2002 and
September 30, 2001, TCH had outstanding $5.6 billion and $5.0 billion, respectively, of debt payable to affiliates of Tyco under a master loan agreement with interest rates ranging from 5.63% to 6.85% for debt outstanding at March 31, 2002 and 5.63% to 6.25% for debt outstanding at September 30, 2001, maturing over a range of 5 to 20 years for both periods. The weighted average interest rate at March 31, 2002 was 6.11% and at September 30, 2001 was 6.02%. Interest expense for the six months ended March 31, 2002 was $385.6 million. TCH also had receivables from affiliates of Tyco totaling $663.9 million with interest rates ranging from 1.71% to 3.13% at March 31, 2002, and $362.7 million with interest rates of 5.07% at September 30, 2001. In addition, TCH had an investment of $120.0 million and $161.7 million on its balance sheet as of March 31, 2002 and September 30, 2001, respectively, related to the common shares to be used to fulfill the redemption of CIT Exchangeco Inc. shares.

         FISCAL YEAR ENDED SEPTEMBER 30, 2001 AND CALENDAR YEARS ENDED
                           DECEMBER 31, 2000 AND 1999

CIT GROUP INC.

OVERVIEW

    In September 2001, we changed our fiscal year end from December 31 to September 30 to conform to Tyco's fiscal year end. References to fiscal 2001, 2000 and 1999 refer to the transitional nine-month period ended September 30, 2001 and calendar years ended December 31, 2000 and 1999, respectively.

    To assist in the comparability of our financial results and discussions, results of operations for the nine months ended September 30, 2001 include results for five months of the predecessor and four months of the successor and are designated as "combined." Further, in the discussions below, the results of operations for fiscal 2001 compare the nine months ended September 30, 2001 with the unaudited nine months ended September 30, 2000.

    On February 11, 2002, CIT repurchased certain international subsidiaries that had previously been sold to an affiliate of Tyco on September 30, 2001. The reacquisition of these subsidiaries has been accounted for as a merger of entities under common control. Accordingly, the balances contained within the financial statements, footnotes and throughout this document include the results of operations, financial position and cash flows of the international subsidiaries repurchased from Tyco for all periods presented and, as a result, will vary slightly from comparable information reported in our Form 10-K for the transition period ended September 30, 2001.

    The following table summarizes our net income and related data ($ in millions).

                                              NINE MONTHS ENDED                    YEARS ENDED
                                                SEPTEMBER 30,                     DECEMBER 31,
                                        ------------------------------       -----------------------
                                           2001              2000              2000           1999
                                        ----------       -------------       --------       --------
                                        (COMBINED)       (PREDECESSOR)            (PREDECESSOR)
Net income, after special charges.....    $333.8             $451.5           $611.6         $389.4
Return on average tangible
  shareholder's equity, after special
  charges.............................      10.8%              15.9%            16.0%          14.2%
Return on AEA, after special
  charges.............................      1.10%              1.50%            1.50%          1.52%

Net income, before special charges....    $491.8             $451.5           $611.6         $389.4
Return on average tangible
  shareholder's equity, before special
  charges.............................      15.8%              15.9%            16.0%          14.2%
Return on average earning assets
  ("AEA"), before special charges.....      1.62%              1.50%            1.50%          1.52%

    The return on average tangible shareholder's equity before special charges declined slightly in 2001 to 15.8% due to de-leveraging the balance sheet (decreasing the debt to equity ratio). However, the return on AEA before special charges improved to 1.62% in connection with management's actions to sell or liquidate non-strategic and low return assets, improve pricing and control expenses.

    Net income for the nine months ended September 30, 2001 included a special charge of $221.6 million ($158.0 million after-tax) consisting of the following: provision of $89.5 million for certain non-strategic and under-performing equipment leasing and loan portfolios, primarily in the telecommunications industry, of which the Company expects to dispose; write-downs of $78.1 million for certain equity investments in the telecommunications industry and e-commerce markets of which the Company expects to dispose; and acquisition-related transaction costs of $54.0 million incurred by the Company prior to and in connection with its acquisition by Tyco. The $78.1 million special write-down is netted in other revenue in the Consolidated Statement of Income for the period January 1, 2001 through June 1, 2001 (predecessor) and the impairment of portfolio assets of $89.5 million is included in the provision for credit losses in such statement. The impairment and valuation charges above relate to loans, leases and investments that are being liquidated. Collection efforts continue with respect to such loans and leases.

    Managed assets totaled $50.9 billion at September 30, 2001, $54.9 billion at December 31, 2000, and $51.4 billion at December 31, 1999, while financing and leasing portfolio assets totaled $40.7 billion, $43.8 billion and $40.4 billion at September 30, 2001, December 31, 2000 and 1999, respectively. The decreases in both managed and portfolio assets during fiscal 2001 reflect the sale, liquidation or placing in liquidation of approximately $7.0 billion in non-strategic assets, including the $700 million sale of recreation vehicle finance receivables in October 2001. The fiscal 2001 trends also reflect declines in origination volume in fiscal 2001 due to exiting non-strategic businesses, stricter pricing discipline in certain markets and slower economic conditions. The volume declines were experienced in most of our businesses in fiscal 2001, with the exception of Commercial Finance and the home equity business within Specialty Finance. The increases in both managed and portfolio assets in 2000 over 1999 reflected increased volume of originations across all business segments, partially offset by the sale of over $1.0 billion of non-strategic assets during fiscal 2000. See "--Financing and Leasing Assets" for additional information.

NET FINANCE MARGIN

    A comparison of finance income and net finance margin for 2001, 2000 and 1999 is set forth below ($ in millions).

                                               NINE MONTHS ENDED             YEARS ENDED
                                                 SEPTEMBER 30,              DECEMBER 31,
                                           --------------------------   ---------------------
                                              2001          2000          2000        1999
                                           ----------   -------------   ---------   ---------
                                           (COMBINED)   (PREDECESSOR)       (PREDECESSOR)
Finance income...........................  $ 3,975.3      $ 3,857.2     $ 5,248.4   $ 2,565.9
Interest expense.........................    1,619.8        1,845.5       2,497.7     1,293.4
                                           ---------      ---------     ---------   ---------
  Net finance income.....................    2,355.5        2,011.7       2,750.7     1,272.5
Depreciation on operating lease
  equipment..............................    1,036.7          932.9       1,281.3       355.1
                                           ---------      ---------     ---------   ---------
  Net finance margin.....................  $ 1,318.8      $ 1,078.8     $ 1,469.4   $   917.4
                                           =========      =========     =========   =========
Average earning assets ("AEA")...........  $40,442.0      $40,267.4     $40,682.5   $25,583.0

As a % of AEA:
Finance income...........................      12.93%         12.56%        12.69%       9.88%
Interest expense.........................       5.17           5.90          5.92        4.91
                                           ---------      ---------     ---------   ---------
  Net finance income.....................       7.76           6.66          6.77        4.97
Depreciation on operating lease
  equipment..............................       3.42           3.09          3.16        1.38
                                           ---------      ---------     ---------   ---------
Net finance margin as a % of AEA.........       4.34%          3.57%         3.61%       3.59%
                                           =========      =========     =========   =========

    Net finance margin was $1,318.8 million and $1,078.8 million for the nine months ended September 30, 2001 and 2000 and $1,469.4 million and $917.4 million for the years ended December 31, 2000 and 1999, respectively. The 2001 results reflect comparable asset levels to 2000 and stable yields, coupled with lower interest expense. As a percentage of AEA, net finance margin was 4.34% and 3.57% for the nine months ended September 30, 2001 and 2000 and 3.61% and 3.59% for the years ended December 31, 2000 and 1999, respectively. Net finance income as a percentage of AEA was essentially flat with 2000 (excluding higher operating lease rentals, which were offset by higher depreciation expense), reflecting the disposition of non-strategic and lower margin businesses, the lower 2001 interest rate environment and the impact of the new basis method of accounting to reflect market interest rates at the time of the acquisition. Net finance margin as a percentage of AEA increased slightly in 2000 from 1999, as wider margins in our businesses acquired in 1999 more than offset the impact of the continued growth in operating leases. The operating leasing business, which generally has lower initial net finance margins than finance receivables, also generates equipment gains, renewal revenues and tax depreciation benefits. The increase in AEA from 1999 to 2000 resulted from the 1999 acquisitions, most notably Newcourt Credit Group Inc. ("Newcourt") in November 1999.

    Finance income was $3,975.3 million and $3,857.2 million for the nine months ended September 30, 2001 and 2000, and $5,248.4 million and $2,565.9 million for the years ended December 31, 2000 and 1999, respectively. As a percentage of AEA, finance income (excluding interest income related to short-term interest-bearing deposits) was 12.93% and 12.56% for the nine months ended September 30, 2001 and 2000 and, 12.69% and 9.88% for the years ended
December 31, 2000 and 1999, respectively. Although market interest rates were rising in 2000 and declining in 2001, the yield trend primarily reflects changes in product mix due to acquisitions and the sale or liquidation of non-strategic, lower yielding assets, as described above.

    Interest expense was $1,619.8 million and $1,845.5 million for the nine months ended September 30, 2001 and 2000 and $2,497.7 million and $1,293.4 million for the years ended December 31, 2000 and 1999, respectively. As a percentage of AEA, interest expense (excluding interest related to short-term interest-bearing deposits and dividends related to preferred capital securities) was 5.17% and 5.90% for the nine months ended September 30, 2001 and 2000 and 5.92% and 4.91% for the years ended December 31, 2000 and 1999, reflecting a declining interest rate environment in 2001, in contrast to the rising interest rate environment throughout most of 2000. In addition, interest expense during 2001 reflects lower market interest rates at the time of the Tyco acquisition. We seek to mitigate interest rate risk by matching the repricing characteristics of our assets with our liabilities, which is in part done through portfolio management and the use of derivative financial instruments, principally interest rate swaps. For further discussion, see "--Risk Management."

    The operating lease equipment portfolio was $6.4 billion at September 30, 2001 versus $7.2 billion and $6.1 billion at December 31, 2000 and December 31, 1999, respectively. The reduction during 2001 is due to a $0.4 billion rail sale-leaseback transaction, as well as declining balances in various small ticket portfolios. As a percentage of average operating leases, depreciation was 19.5% and 20.8% for the nine months ended September 30, 2001 and 2000 versus 19.5% and 9.5% for the years ended 2000 and 1999, respectively. The increase in 2000 over 1999 reflects the full year impact of acquired assets, which included smaller ticket and shorter term leases.

OTHER REVENUE

    We continue to emphasize growth and diversification of other "non-spread" revenues to improve our overall profitability. Excluding special charges, annualized other revenue as a percentage of AEA was 2.15% and 2.30% for the nine months ended September 30, 2001 and 2000 and 2.24% and 1.37% for the years ended December 31, 2000 and 1999, respectively. The special charges were write-downs for other than temporary impairment of certain equity investments in the telecommunications industry and e-commerce markets recognized during the quarter ended June 30, 2001. The components of other revenue are set forth in the following table ($ in millions).

                                                    NINE MONTHS ENDED            YEARS ENDED
                                                      SEPTEMBER 30,             DECEMBER 31,
                                                --------------------------   -------------------
                                                   2001          2000          2000       1999
                                                ----------   -------------   --------   --------
                                                (COMBINED)   (PREDECESSOR)      (PREDECESSOR)
Fees and other income.........................    $387.2        $369.3        $480.9     $161.0
Factoring commissions.........................     111.9         115.9         154.7      118.7
Gains on securitizations......................      97.7          68.9         109.5       14.7
Gains on sales of leasing equipment...........      47.9          80.8         113.2       56.4
Gains on venture capital investments..........       6.0          59.8          53.7         --
Special charges...............................     (78.1)           --            --         --
                                                  ------        ------        ------     ------
  Total.......................................    $572.6        $694.7        $912.0     $350.8
                                                  ======        ======        ======     ======

    Included in fees and other income are miscellaneous fees, syndication fees and gains from receivable sales. Receivable sales, which are primarily in our Specialty Finance--consumer business, are a part of our origination and whole loan sale strategy. Gains on equipment sales decreased in 2001 due to the impact of push-down accounting during the successor period, while weaker economic conditions during 2001 resulted in significantly reduced venture capital gains compared to 2000. The gains on securitizations reflect both the volume and product mix of assets securitized. The volume securitized for the nine months ended September 30, 2001 was $3.3 billion as compared to $2.9 billion for the nine months ended September 30, 2000 and $4.1 billion and $1.5 billion for the years ended December 31, 2000 and 1999, respectively.

SALARIES AND GENERAL OPERATING EXPENSES

    Salaries and general operating expenses were $784.9 million, or 2.07% of average managed assets and $775.9 million (2.03%), for the nine months ended September 30, 2001 and 2000, and $1,035.2 million (2.01%) and $516.0 million
(1.75%) for the years ended December 31, 2000 and 1999, respectively. Expenses were up significantly in 2000 from the prior year due to the 1999 acquisitions, with the largest portion of this increase in employee costs and facilities expenses. The November 1999 acquisition of Newcourt Credit Group Inc., in particular increased both absolute expense levels and ratios, as Newcourt had historically higher expense levels than us.

    Further, in conjunction with our integration into Tyco, we accrued
$45.8 million of purchase accounting reserves for workforce reductions and business exit plans which had been initiated as of September 30, 2001. In accordance with accounting rules for purchase business combinations these integration costs are not charged against current earnings but are treated as additional purchase price consideration and have the effect of increasing the amount of goodwill recorded in connection with the acquisition. These plans include the termination of approximately 670 corporate and administrative employees in North America, of which 408 had been terminated as of or prior to September 30, 2001. We do not separately track the impact on financial results of the workforce reduction and integration programs. However, we estimate that our overall cost structure had been reduced by approximately $50 million on an annualized basis as of September 30, 2001 due to the impact of these actions. Personnel decreased to approximately 6,785 at September 30, 2001 from 7,355 and 8,255 at December 31, 2000 and 1999, respectively.

    We manage expenditures using a comprehensive budgetary process. Expenses are monitored closely by business unit management and are reviewed monthly with our senior management. To ensure overall project cost control, an approval and review procedure is in place for major capital expenditures, such as computer equipment and software, including post-implementation evaluations.

    The efficiency ratio and the ratio of salaries and general operating expenses to AMA are two metrics that management uses to monitor productivity. AMA is comprised of average earning assets plus the average of finance receivables previously securitized and still managed by us. These ratios exclude special charges and goodwill amortization and are set forth in the following table.

                                                   NINE MONTHS ENDED                    YEARS ENDED
                                                     SEPTEMBER 30,                     DECEMBER 31,
                                             ------------------------------       -----------------------
                                                2001              2000              2000           1999
                                             ----------       -------------       --------       --------
                                             (COMBINED)       (PREDECESSOR)            (PREDECESSOR)
Efficiency ratio...........................     40.2%             44.1%             43.8%          41.3%
Salaries and general operating expenses
  as a percentage of AMA...................     2.07%             2.03%             2.01%          1.75%

    The lower efficiency (higher ratio) in 2000 reflects the impact of the Newcourt acquisition, as Newcourt's efficiency ratio was historically significantly higher than ours. While the efficiency ratio improved in 2001 compared to 2000 because of integration cost savings and efficiency enhancements implemented during the last two quarters of fiscal 2001, it remains above management's target ratio. The previously mentioned integration cost savings and efficiency enhancements are expected to improve both ratios prospectively.

GOODWILL AND OTHER INTANGIBLE ASSETS AMORTIZATION

    Goodwill and other intangible assets amortization was $97.6 million and $63.8 million for the nine months ended September 30, 2001 and 2000, versus $86.3 million and $25.7 million for the years ended December 31, 2000 and 1999, respectively. The 2001 increase reflects the pushdown of Tyco's purchase price and other fair value adjustments, while the 2000 increase resulted from the full year impact of 1999 purchase acquisitions. Goodwill and other intangible assets were amortized from the acquisition date on a straight-line basis over the lives of the underlying identifiable assets, which range from 5 to 40 years. In accordance with recently adopted accounting rule changes, goodwill will no longer be amortized beginning with our 2002 fiscal year. See "ACCOUNTING PRONOUNCEMENTS" within Note 1 to our Consolidated Financial Statements for a discussion of these accounting rule changes.

PROVISION AND RESERVE FOR CREDIT LOSSES/CREDIT QUALITY

    The provision for credit losses was $332.5 million and $191.4 million for the nine months ended September 30, 2001 and 2000 and $255.2 million and $110.3 million for the years ended December 31, 2000 and 1999, respectively. The 2001 provision includes a provision for credit losses of $89.5 million relating to the impairment of certain non-strategic and under-performing equipment leasing and loan portfolios of which the Company expects to dispose, primarily in the Structured Finance telecommunications portfolio. Such under-performing loans and leases are being liquidated, as collection efforts continue.

    Net charge-offs, including special charges, were $291.8 million and $175.5 million for the nine months ended September 30, 2001 and 2000 and $235.6 million and $95.0 million for the years ended December 31, 2000 and 1999, respectively. Excluding special charges, 2001 charge-offs were $212.3 million.

    During 2001, we transferred financing and leasing assets between Equipment Financing and Leasing and Specialty Finance--commercial. Prior year data have not been restated in the tables covering charge-offs, past due and non-performing assets, and financing and leasing assets.

    Our provision for credit losses and reserve for credit losses is presented in the following table ($ in millions).

                                                                 FOR THE PERIOD ENDED
                                              ----------------------------------------------------------
                                              SEPTEMBER 30, 2001   DECEMBER 31, 2000   DECEMBER 31, 1999
                                              ------------------   -----------------   -----------------
                                                  (COMBINED)                   (PREDECESSOR)
Balance beginning of period.................        $468.5              $446.9              $263.7
Provision for credit losses.................         243.0               255.2               110.3
Special impairment of portfolio assets......          89.5                  --                  --
Reserves relating to dispositions,
  acquisitions, other.......................         (16.3)                2.0               167.9
                                                    ------              ------              ------
  Additions to reserve for credit losses....         316.2               257.2               278.2
Net credit losses:
Equipment Financing and Leasing.............          82.8               102.9                16.7
Specialty Finance--commercial...............          57.0                31.7                  --
Commercial Finance..........................          38.9                46.2                29.0
Structured Finance..........................          64.8                 0.4                  --
Specialty Finance--consumer.................          48.3                54.4                49.3
                                                    ------              ------              ------
  Total net credit losses...................         291.8               235.6                95.0
                                                    ------              ------              ------
Balance end of period.......................        $492.9              $468.5              $446.9
                                                    ======              ======              ======
Reserve for credit losses as a percentage of
  finance receivables.......................          1.55%               1.40%               1.44%

    The following table presents our net charge-off experience by business segment, excluding 2001 charge-offs for special impairment of portfolio assets. Charge-offs are presented in amount and as a percentage of average finance receivables ($ in millions).

                                                   NINE MONTHS ENDED
                                                     SEPTEMBER 30,                         YEARS ENDED DECEMBER 31,
                                       -----------------------------------------   -----------------------------------------
                                              2001                  2000                  2000                  1999
                                       -------------------   -------------------   -------------------   -------------------
                                           (COMBINED)           (PREDECESSOR)                    (PREDECESSOR)
Equipment Financing and Leasing......   $ 82.8      0.91%     $ 78.5      0.72%     $102.9      0.71%     $16.7       0.16%
Specialty Finance--commercial........     57.0      1.11        20.7      0.48        31.7      0.54         --         --
Commercial Finance...................     24.7      0.42        34.8      0.62        46.2      0.60       29.0       0.47
Structured Finance...................      4.0      0.27         0.4      0.05         0.4      0.03         --         --
                                        ------                ------                ------                -----
  Total Commercial Segments..........    168.5      0.78       134.4      0.62       181.2      0.62       45.7       0.25
Specialty Finance--consumer..........     43.8      1.56        41.1      1.34        54.4      1.32       49.3       1.19
                                        ------                ------                ------                -----
  Total..............................   $212.3      0.87      $175.5      0.71      $235.6      0.71      $95.0       0.42
                                        ======                ======                ======                =====

    The increase in commercial net charge-offs during 2001, excluding special charges, reflects higher charge-offs across a wide number of industries, including trucking, construction and technology as the economy slowed and non-performing assets increased. The higher net 2001 charge-off ratio of 1.11% for Specialty Finance--commercial reflects the transfer of the former Vendor Technology business into this segment and was driven largely by higher charge-offs in Europe, Latin America and the Asia-Pacific region. The higher 2000 net charge-offs in Commercial Finance primarily reflect one food wholesaler account charged-off in 2000. The higher consumer loss ratios are predominantly driven by the manufactured housing portfolio.

    Our consolidated reserve for credit losses increased to $492.9 million (1.55% of finance receivables) at September 30, 2001 from $468.5 million (1.40%) at December 31, 2000 and from $446.9 million (1.44%) at December 31, 1999. The recorded provisions exceeded charge-offs (excluding special charges) by $30.7 million, $19.6 million and $15.3 million during the nine months ended

September 30, 2001, and for each of the years ended December 31, 2000 and 1999, respectively. The increase in the 2001 ratio of reserve to receivables from the preceding two years is commensurate with management's assessment of the relative risk of loss in the portfolio in light of weakening 2001 economic fundamentals and higher past due loans. The decrease in the ratio from 1999 to 2000 reflects product mix changes, as well as the implementation of our credit standards in the acquired Newcourt portfolios.

PAST DUE AND NON-PERFORMING ASSETS

    The following table sets forth certain information concerning our past due (sixty days or more) and non-performing assets (and the related percentages of finance receivables) at September 30, 2001, December 31, 2000 and December 31, 1999 ($ in millions). Non-performing assets reflect both finance receivables on non-accrual status (primarily loans that are ninety days or more delinquent) and assets received in satisfaction of loans.

                                                                                             AT DECEMBER 31,
                                                   AT SEPTEMBER 30,         --------------------------------------------------
                                                         2001                        2000                        1999
                                                ----------------------      ----------------------      ----------------------
                                                     (SUCCESSOR)                              (PREDECESSOR)
Finance receivables, past due 60 days or
  more:
  Equipment Financing and Leasing.........      $  466.5        4.08%        $399.8         2.88%        $209.6         1.93%
  Specialty Finance--commercial...........         259.5        3.98          184.9         3.07          314.9         4.16
  Commercial Finance......................         151.4        1.75          107.9         1.40           64.0         0.91
  Structured Finance......................          38.3        1.75           96.2         5.59           61.5         4.12
                                                --------                     ------                      ------
    Total Commercial Segments.............         915.7        3.18          788.8         2.69          650.0         2.42
  Specialty Finance--consumer.............         188.2        6.12          211.1         5.03          189.1(1)      4.62(1)
                                                --------                     ------                      ------
    Total.................................      $1,103.9        3.46         $999.9         2.98         $839.1         2.71
                                                ========                     ======                      ======
Non-performing assets:
  Equipment Financing and Leasing.........      $  459.0        4.02%        $351.0         2.53%        $139.9         1.29%
  Specialty Finance--commercial...........         124.3        1.90           93.9         1.56          247.9         3.27
  Commercial Finance......................         106.0        1.22           65.3         0.85           27.6         0.39
  Structured Finance......................         110.4        5.05          118.6         6.90           61.5         4.12
                                                --------                     ------                      ------
    Total Commercial Segments.............         799.7        2.78          628.8         2.15          476.9         1.77
  Specialty Finance--consumer.............         170.0        5.53          199.3         4.75          158.5(1)      3.87(1)
                                                --------                     ------                      ------
    Total.................................      $  969.7        3.04         $828.1         2.47         $635.4         2.05
                                                ========                     ======                      ======

------------------------------

(1) For these calculations, certain finance receivables held for sale and the associated past due and non-performing balances are included.

    The broad-based economic slowdown in 2001, led by sharp downturns in telecommunications and technology, led to increases in both past due loans and non-performing assets. The increase in commercial past due loans and non-performing assets included trucking, construction, retail and technology, as well as manufacturing-steel and machine tools. In Specialty Finance--consumer, past due and non-performing loans declined in 2001. However, the corresponding 2001 percentage of past due loans to finance receivables increased due to significant sales and liquidation of non-strategic receivables.

INCOME TAXES

    The provision for income taxes, excluding special charges, totaled
$343.7 million and $281.9 million for the nine months ended September 30, 2001 and 2000, and $373.9 million and $207.6 million for the years ended
December 31, 2000 and 1999, respectively. The effective income tax rate, excluding special charges, was 40.7% and 37.9% for the nine months ended September 30, 2001 and 2000 and 37.9% and 34.8% for the years ended
December 31, 2000 and 1999. The increases in both years were primarily the result of increased non-deductible goodwill amortization, resulting from our acquisition by Tyco in 2001 and our acquisition of Newcourt in November 1999.

RESULTS BY BUSINESS SEGMENT

    The tables that follow summarize selected financial information by business segment, based upon a fixed leverage ratio across business units and the allocation of most corporate expenses.

    With the exception of Structured Finance, all business segments reported improved earnings in 2001 as a percentage of AEA compared to 2000. The 2001 returns in Equipment Financing and Leasing and Specialty Finance were driven predominantly by stronger margins and other revenue, while the Specialty Finance trends also reflect the transfer of the higher return Vendor Technology business into this segment and the exiting of non-strategic lower-return businesses as described in "--Financing and Leasing Assets." The Commercial Finance improvement from 2000 was primarily the result of strong results in factoring. The lower Structured Finance income in 2001 resulted primarily from significantly lower venture capital gains. The three-year Corporate trends are primarily the result of goodwill amortization and other purchase accounting adjustments, as well as the differences between the fixed segment leverage ratios and actual consolidated tangible equity ratios. The Equipment Financing and Leasing net income as a percentage of AEA dropped from 1999 to 2000, as the relative interest margin and other revenue improvements fell short of credit provision and operating expense increases.

                                                                 NET INCOME
                                     ------------------------------------------------------------------
                                            NINE MONTHS ENDED                        YEARS ENDED
                                              SEPTEMBER 30,                         DECEMBER 31,
                                     --------------------------------         -------------------------
                                        2001                2000                2000             1999
                                     ----------         -------------         --------         --------
($ IN MILLIONS)                      (COMBINED)         (PREDECESSOR)               (PREDECESSOR)
Equipment Financing and Leasing....    $215.1              $200.4              $287.8           $231.5
Specialty Finance..................     196.7               161.8               222.2             67.5
Commercial Finance.................     134.8               117.8               161.8            141.4
Structured Finance.................      36.9                84.4                89.6               --(1)
                                       ------              ------              ------           ------
  Total Segments...................     583.5               564.4               761.4            440.4
Corporate..........................     (91.7)             (112.9)             (149.8)           (51.0)
Special charges....................    (158.0)                 --                  --               --
                                       ------              ------              ------           ------
  Total............................    $333.8              $451.5              $611.6           $389.4
                                       ======              ======              ======           ======

                                                               RETURN ON AEA
                                     ------------------------------------------------------------------
                                            NINE MONTHS ENDED                        YEARS ENDED
                                              SEPTEMBER 30,                         DECEMBER 31,
                                     --------------------------------         -------------------------
                                        2001                2000                2000             1999
                                     ----------         -------------         --------         --------
                                     (COMBINED)         (PREDECESSOR)               (PREDECESSOR)
Equipment Financing and Leasing....       1.64%              1.33%               1.42%            1.65%
Specialty Finance..................       1.83               1.69                1.73             1.23
Commercial Finance.................       3.14               2.99                3.03             3.35
Structured Finance.................       1.69               5.25                4.04               --(1)
  Total Segments...................       1.92               1.87                1.87             1.72
Corporate and special charges......      (0.82)             (0.37)              (0.37)           (0.20)
  Total............................       1.10               1.50                1.50             1.52

------------------------------

(1) Structured Finance results were combined with Specialty Finance for 1999 reporting.

FINANCING AND LEASING ASSETS

    Managed assets, comprised of financing and leasing assets and finance receivables previously securitized that we continue to manage, totaled
$50.9 billion at September 30, 2001, versus $54.9 billion at December 31, 2000 and $51.4 billion at December 31, 1999. Owned financing and leasing portfolio assets totaled $40.7 billion at September 30, 2001, compared to $43.8 billion and $40.4 billion at December 31, 2000 and 1999, respectively.

    The lower asset levels at September 30, 2001 reflect the disposition of non-strategic businesses and our focus on managing down our leverage ratios, coupled with disciplined pricing and a lower level of originations. We had substantially concluded the deleveraging of the balance sheet at September 30, 2001. During the nine months ended September 30, 2001, we sold the United Kingdom dealer business, substantially all of our manufactured housing portfolio and certain other assets. We have exited the recreational vehicle and owner-operator trucking origination markets and placed the existing portfolios in liquidation status during the nine months ended September 30, 2001. During fiscal 2001, we sold, liquidated or placed in liquidation status approximately $6.3 billion of managed assets, including a total of approximately $4.3 billion of owned assets. In October 2001, we sold an additional $700 million of recreational vehicle finance receivables. The increase in Commercial Services assets reflects short-term, seasonal calendar third quarter growth. Additionally, the trends by business unit reflect the transfer of selected commercial assets to Equipment Financing from Specialty Finance in 2000 and selected commercial assets from Equipment Finance to Specialty Finance in 2001.

    The managed assets of our business segments and the corresponding strategic business units are presented in the following table ($ in millions).

                                                                                            PERCENT CHANGE
                                                                                          -------------------
                                          SEPTEMBER 30,   DECEMBER 31,    DECEMBER 31,    2000 TO    1999 TO
                                              2001            2000            1999          2001       2000
                                          -------------   -------------   -------------   --------   --------
                                           (SUCCESSOR)    (PREDECESSOR)   (PREDECESSOR)
Equipment Financing.....................    $11,063.7        $14,434.4       $11,965.5     (23.4)%     20.6%
Capital Finance.........................      5,045.4          5,643.6         5,051.2     (10.6)      11.7
                                            ---------        ---------       ---------
Total Equipment Financing and Leasing
  Segment...............................     16,109.1         20,078.0        17,016.7     (19.8)      18.0
                                            ---------        ---------       ---------
Specialty Finance:
  Commercial............................      8,587.7          8,121.0         9,597.7      (5.7)     (15.4)
  Consumer..............................      4,203.4          5,200.0         4,706.3     (19.2)      10.5
                                            ---------        ---------       ---------
Total Specialty Finance Segment.........     12,791.1         13,321.0        14,304.0      (4.0)      (6.9)
                                            ---------        ---------       ---------
Commercial Services.....................      5,112.2          4,277.9         4,165.1      19.5        2.7
Business Credit.........................      3,544.9          3,415.8         2,837.0       3.8       20.4
                                            ---------        ---------       ---------
Total Commercial Finance Segment........      8,657.1          7,693.7         7,002.1      12.5        9.9
                                            ---------        ---------       ---------
Structured Finance Segment..............      3,171.9          2,691.9         2,071.2      17.8       30.0
                                            ---------        ---------       ---------
TOTAL FINANCING AND LEASING PORTFOLIO
  ASSETS................................     40,729.2         43,784.6        40,394.0      (7.0)       8.4
Finance receivables previously
  securitized and still managed by
  us:...................................     10,147.9         11,116.3        11,039.3      (8.7)       0.7
                                            ---------        ---------       ---------
TOTAL MANAGED ASSETS....................    $50,877.1        $54,900.9       $51,433.3      (7.3)       6.7
                                            =========        =========       =========

    During 2001, we entered into an agreement with The Boeing Company to purchase 25 aircraft for approximately $1.3 billion, with options to purchase an additional five units. Deliveries were scheduled to take place from 2003 through 2005. Previously, we entered into agreements with both Airbus Industrie and The Boeing Company to purchase a total of 88 aircraft (at an estimated cost of approximately $5 billion), with options to acquire additional units, and with the flexibility to delay or terminate certain positions. Deliveries of these new aircraft were scheduled to take place over a five-year period, which started in the fourth quarter of calendar year 2000 and runs through 2005. As of September 30, 2001, nine aircraft had been delivered. Outstanding commitments to purchase aircraft, rail and other equipment to be placed on operating lease totaled approximately $5.3 billion at September 30, 2001. A total of $901.2 million relates to fiscal 2002, of which $840.2 million had agreements in place to lease to third parties.

    Management strives to maximize the profitability of the lease equipment portfolio by balancing equipment utilization levels with market rental rates and lease term. Substantially all equipment was subject to lease agreements throughout 2001, 2000 and 1999. Equipment (predominately rail) not subject to lease agreements were $247.2 million, $351.0 million and $235.9 million at September 30, 2001, December 31, 2000 and December 31, 1999, respectively. The current downturn in the commercial airline industry and the slower economy could adversely impact both rental and utilization rates going forward.

CONCENTRATIONS

    Our ten largest financing and leasing asset accounts in the aggregate represented 3.7% of our total financing and leasing assets at September 30, 2001 (with the largest account representing less than 1%) and 3.9% at December 31, 2000. All ten accounts were commercial accounts and were secured by either equipment, accounts receivable or inventory.

GEOGRAPHIC COMPOSITION

    At September 30, 2001 and December 31, 2000, our managed asset geographic diversity did not differ significantly from our owned asset geographic composition.

    Our financing and leasing asset portfolio in North America was diversified by region. At September 30, 2001, with the exception of California (10.4%), New York (8.8%) and Texas (7.7%), no state or province within any region represented more than 4.5% of owned financing and leasing assets. Our
December 1999 managed and owned asset geographic composition did not significantly differ from our December 2000 managed and owned asset geographic composition.

    At September 30, 2001, financing and leasing assets to foreign obligors totaled $6.9 billion. After Canada $2.0 billion (4.8%), the next largest foreign exposure was to England, $0.9 billion (2.1%). Our remaining foreign exposure was geographically dispersed, with no individual country exposure greater than 1.0% of financing and leasing assets.

    At December 31, 2000, financing and leasing assets to other foreign obligors totaled $5.1 billion. The largest foreign exposures were to England, $1.2 billion (2.8% of financing and leasing assets) and Australia, $399.6 million (0.9%). Our remaining foreign exposure was geographically dispersed, with no other individual country exposure greater than 0.8% of financing and leasing assets.

INDUSTRY COMPOSITION

    At September 30, 2001, our aerospace portfolio consisted of approximately 300 aircraft, with an average age of approximately nine years. The portfolio was spread over approximately 100 accounts, with the majority (approximately 200 aircraft in the Capital Finance business unit) with major carriers. Of the 200 aircraft in the Capital Finance business unit, all complied with stage III noise regulations, and approximately 65% were narrow body. The remaining 100 aircraft in the aerospace portfolio were with regional carriers in the Structured Finance segment and were not subject to these noise regulations. The portfolio was geographically diversified at September 30, 2001 with approximately 35% of the fleet operating with carriers in North America, 35% in Europe, 20% in Asia-Pacific and the remaining 10% primarily in Latin America, the Middle East and Africa.

    Our telecommunications portfolio is included in "Communications" in the industry composition table included in the Notes to the Consolidated Financial Statements. This portfolio is included in our Structured Finance segment and totaled approximately $595.2 million at September 30, 2001, comprising approximately 1.5% of total financing and leasing assets, of which 11.8% were on non-accrual status as of September 30, 2001. This portfolio consisted of 58 accounts with an average balance of approximately
$10.0 million. The 10 largest accounts in the portfolio aggregated
$196.2 million at September 30, 2001 with the largest single account under $25.0 million. Our telecommunications transactions are collateralized by the assets of the customer (equipment, receivables, cash, etc.) and typically are also secured by a pledge of the stock of non-public companies.

    Our 1999 managed and owned asset industry composition did not differ significantly from our 2000 managed and owned asset industry composition.

    See Note 7 to our Consolidated Financial Statements for further discussion on concentrations.

RISK MANAGEMENT

    Our business activities involve various elements of risk. We consider the principal types of risk to be credit risk (including credit, collateral and equipment risk) and market risk (including interest rate, foreign currency and liquidity risk).

    We consider the management of risk essential to conducting our commercial and consumer businesses and to maintaining profitability. Accordingly, our risk management systems and procedures are designed to identify and analyze risks, to set appropriate policies and limits and to continually monitor these risks and limits by means of reliable administrative and information systems and other policies and programs.

    We review and monitor credit exposures, both owned and managed, on an ongoing basis to identify, as early as possible, those customers that may be experiencing declining creditworthiness or financial difficulty, and periodically evaluate our finance receivables across the entire organization. We monitor concentrations by borrower, industry, geographic region and equipment type, and we adjust limits as conditions warrant to minimize the risk of substantial credit loss.

    Our Asset Quality Review Committee is comprised of members of senior management, including the Chief Risk Officer and the Chief Financial Officer. Periodically, the Committee meets with senior executives of our strategic business units and corporate credit risk management group to review portfolio status and performance, as well as the status of individual financing and leasing assets, owned and managed, to obligors with higher risk profiles. In addition, this committee periodically meets with the Chief Executive Officer of CIT to review overall credit risk, including geographic, industry and customer concentrations.

CREDIT RISK MANAGEMENT

    We have developed systems specifically designed to manage credit risk in each of our business segments. We evaluate financing and leasing assets for credit and collateral risk during the credit granting process and periodically after the advancement of funds. The corporate credit risk management group, which reports to the Chief Risk Officer, oversees and manages credit risk throughout CIT. This group includes senior credit executives aligned with each of the business units, as well as a senior executive with corporate-wide asset recovery and work-out responsibilities. This group reviews large transactions and transactions which are outside of established target market definitions and risk acceptance criteria or which exceed the strategic business units' credit authority. In addition, our Executive Credit Committee, which includes the Chief Executive Officer, the Chief Risk Officer, members of the corporate credit risk management group and group Chief Executive Officers, approve credits that are beyond the authority of the business units. The credit risk management group also includes an independent credit audit function. This process and discipline has continued following the acquisition by Tyco.

    Each of our strategic business units has developed and implemented a formal credit management process in accordance with formal uniform guidelines established by the credit risk management group. These guidelines set forth risk acceptance criteria for:

    - acceptable maximum credit lines;

    - selected target markets and products;

    - creditworthiness of borrowers, including credit history, financial condition, adequacy of cash flow and quality of management; and

    - the type and value of underlying collateral and guarantees (including recourse from dealers and manufacturers).

    We also employ a risk-adjusted pricing process where the perceived credit risk is a factor in determining the interest rate and/or fees charged for our financing and leasing products. As economic and market conditions change, credit risk management practices are reviewed and modified, if necessary, to seek to minimize the risk of credit loss.

    For small ticket commercial and consumer business originated in our Specialty Finance segment, we utilize automated credit scoring capabilities. In these proprietary models, we utilize statistical techniques in analyzing customer attributes, including industry and corporate data, trade payment history, and other credit bureau information. Model scores are measured against actual delinquency and loss experience. Modifications are made to the models based upon this monitoring effort as appropriate.

    Compliance with established corporate policies and procedures and the credit management processes at each strategic business unit are reviewed by the credit audit group. The credit audit group examines adherence with established credit policies and procedures and tests for inappropriate credit practices, including whether potential problem accounts are being detected and reported on a timely basis.

EQUIPMENT/RESIDUAL RISK MANAGEMENT

    We have developed systems, processes and expertise to manage the equipment and residual risk in our commercial segments. Our process consists of the following: 1) setting residual value at deal inception; 2) systematic residual reviews; and 3) monitoring of residual realizations. Reviews for impairment are performed at least annually. Residual realizations, by business unit and product, are reviewed as part of our ongoing financial and asset quality review, both within the business units and by corporate management.

COMMERCIAL

    We have developed systems specifically designed to effectively manage credit risk in our commercial segments. The process starts with the initial evaluation of credit risk and underlying collateral at the time of origination and continues over the life of the finance receivable or operating lease, including collecting past due balances and liquidating underlying collateral.

    Credit personnel review each potential borrower's financial condition, results of operations, management, industry, customer base, operations, collateral and other data, such as third party credit reports, to thoroughly evaluate the customer's borrowing and repayment ability. Borrowers are graded according to credit quality based upon our uniform credit grading system, which grades both the borrower's financial condition and the underlying collateral. Credit facilities are subject to approval within our overall credit approval and underwriting guidelines and are issued commensurate with the credit evaluation performed on each borrower.

    As mentioned previously, senior business unit and credit risk management are actively involved in the ongoing, disciplined asset quality review process.

CONSUMER AND SMALL TICKET LEASING

    We have developed proprietary automated credit scoring models by loan type that include both customer demographics and credit bureau characteristics. The profiles emphasize, among other things, occupancy status, length of residence, length of employment, debt to income ratio (ratio of total installment debt and housing expenses to gross monthly income), bank account references, credit bureau information and combined loan to value ratio. The models are used to assess a potential borrower's credit standing and repayment ability considering the value or adequacy of property offered as collateral. Our credit criteria include reliance on credit scores, including those based upon both our proprietary internal credit scoring model and external credit bureau scoring, combined with judgment. The credit scoring models are regularly reviewed for effectiveness utilizing statistical tools. We regularly evaluate the consumer loan portfolio using past due, vintage curve and other statistical tools to analyze trends and credit performance by loan type, including analysis of specific credit characteristics and other selected subsets of the portfolios. Adjustments to credit scorecards and lending programs are made when deemed appropriate. Individual underwriters are assigned credit authority based upon their experience, performance and understanding of the underwriting policies and procedures of our consumer and small-ticket leasing operations. A credit approval hierarchy also exists to ensure that all applications are reviewed by an underwriter with the appropriate level of authority.

    See "--Provision and Reserve for Credit Losses/Credit Quality."

MARKET RISK MANAGEMENT

    Market risk is the risk of loss arising from changes in values of financial instruments, including interest rate risk, foreign exchange risk, derivative credit risk and liquidity risk. We engage in transactions in the normal course of business that expose us to market risks. However, we maintain what we believe are appropriate management practices and policies designed to effectively mitigate such risks. The objectives of our market risk management efforts are to preserve company value by hedging changes in future expected net cash flows and to decrease the cost of capital. Strategies for managing market risks associated with changes in interest rates and foreign exchange rates are an integral part of the process, because those strategies affect our future expected cash flows as well as our cost of capital.

    Our Capital Committee sets policies, oversees and guides the interest rate and currency risk management process, including establishment and monitoring of risk metrics, and ensures the implementation of those policies. Other risks monitored by the Capital Committee include derivative credit risk and liquidity risk. The Capital Committee includes members of senior management, including the Chief Executive Officer, the Chief Financial Officer, the Treasurer, and the Controller with business unit executives serving on a rotating basis.

    INTEREST RATE AND FOREIGN EXCHANGE RISK MANAGEMENT--We offer a variety of financing products to our customers including fixed and floating-rate loans of various maturities and currency denominations, and a variety of leases, including operating leases. Changes in market interest rates, relationships between short-term and long-term market interest rates, or relationships between different interest rate indices (I.E., basis risk) can affect the interest rates charged on interest-earning assets differently than the interest rates paid on interest-bearing liabilities, and can result in an increase in interest expense relative to finance income. We measure our asset/liability position in economic terms through duration measures and value at risk analysis, and we measure its periodic effect on earnings using maturity gap analysis.

    A matched asset/liability position is generally achieved through a combination of financial instruments, including issuing commercial paper, medium-term notes, long-term debt, interest rate and currency swaps, foreign exchange contracts, and through asset syndication and securitization. We do not speculate on interest rates or foreign exchange rates, but rather seek to mitigate the possible impact of such rate fluctuations encountered in the normal course of business. This process is ongoing due to prepayments, refinancings and actual payments varying from contractual terms, as well as other portfolio dynamics.

    We periodically enter into structured financings (involving both the issuance of debt and an interest rate swap with corresponding notional principal amount and maturity) to manage liquidity and reduce interest rate risk at a lower overall funding cost than could be achieved by solely issuing debt.

    Our foreign operations are funded through both local currency borrowings and U.S. dollar borrowings which are converted to local currency through the use of foreign exchange forward contracts or cross-currency swaps. We also utilize foreign exchange forward contracts to hedge our net investments in foreign operations. Translation gains and losses of the underlying foreign net investment, as well as offsetting derivative gains or losses on designated hedges, are reflected in other comprehensive income as a separate component of equity in the Consolidated Balance Sheets.

    We regularly monitor and simulate through computer modeling our degree of interest rate sensitivity by measuring the repricing characteristics of interest-sensitive assets, liabilities and derivatives.

    DERIVATIVE RISK MANAGEMENT--We enter into interest rate and currency swaps and foreign exchange forward contracts as part of our overall market risk management practices. We assess and manage the external and internal risks associated with these derivative instruments in accordance with the overall operating goals established by our Capital Committee. External risk is defined as those risks outside of our direct control, including counterparty credit risk, liquidity risk, systemic risk and legal risk. Internal risk relates to those operational risks within the management oversight structure and includes actions taken in contravention of our policy.

    The primary external risk of derivative instruments is counterparty credit exposure, which is defined as the ability of a counterparty to perform its financial obligations under a derivative contract. We control the credit risk of our derivative agreements through counterparty credit approvals, pre-established exposure limits and monitoring procedures.

    The Capital Committee approves each counterparty and establishes exposure limits based on credit analysis and market value. All derivative agreements are with major money center financial institutions rated investment grade by nationally recognized rating agencies, with the majority of our counterparties rated "AA" or better. Credit exposures are measured based on the market value of outstanding derivative instruments. Both current exposures and potential exposures are calculated for each derivative contract to monitor counterparty credit exposure.

    LIQUIDITY RISK MANAGEMENT--Liquidity risk refers to our risk of being unable to meet potential cash outflows promptly and cost effectively. Factors that could cause such a risk to arise might be a disruption of a securities market or other source of funds. We actively manage and mitigate liquidity risk by seeking to access and maintain diversified sources of funding. Our primary funding sources have historically been commercial paper (U.S., Canada and Australia), medium-term notes (U.S., Canada and Europe) and asset-backed securities (U.S. and Canada). Included as part of our securitization programs are committed asset-backed commercial paper programs in the U.S. and Canada. We have also maintained committed bank lines of credit to provide back-stop support of commercial paper borrowings and local bank lines to support our international operations. Additional sources of liquidity are loan and lease payments from customers, whole loan asset sales and loan syndications.

    We also target and monitor certain liquidity metrics to ensure both a balanced liability profile and adequate alternate liquidity availability. Among the target ratios are maximum percentage of outstanding commercial paper to total debt and minimum percentage of committed bank line coverage to outstanding commercial paper. See "--Quarters and Six Months Ended March 31, 2002 and 2001-- CIT Group Inc.--Overview," "--Quarters and Six Months Ended March 31, 2002 and 2001--CIT Group Inc.--Liquidity Risk Management" for a discussion of recent liquidity risk management developments.

    The following table provides information regarding certain financial instruments which are sensitive to interest rates and foreign exchange rates, and is based upon the contractual rates of our financial instruments at September 30, 2001. The amounts included in the table below are in U.S. dollars ($ in millions).

                                           FISCAL     FISCAL     FISCAL     FISCAL     FISCAL
                                            2002       2003       2004       2005       2006     THEREAFTER    TOTAL
                                          --------   --------   --------   --------   --------   ----------   --------
DEBT
Fixed rate (US$)........................   2,340.6    2,641.7   4,266.3    3,898.8    1,145.3      1,614.9    15,907.8
  Average interest rate.................      6.46%      6.95%     6.33%      7.12%      6.45%        7.82%       6.79%
Fixed rate (Canadian Dollar)............     115.8      157.1      45.4        1.9        2.1         92.3       414.6
  Average interest rate.................      6.47%      6.63%     6.96%     11.03%     11.20%        7.28%       6.81%
Fixed rate (Euro).......................        --         --        --      692.9         --           --       692.9
  Average interest rate.................                                      5.50%                               5.50%
Fixed rate (Yen)........................        --       90.0      80.2         --       28.4           --       198.6
  Average interest rate.................                 4.95%     4.41%                 3.25%                    4.44%
Variable rate (US$).....................   5,725.0    3,889.6        --         --         --           --     9,614.6
  Average interest rate.................      3.47%      3.89%                                                    3.64%
Commercial Paper (US$)..................   8,515.1         --        --         --         --           --     8,515.1
  Average interest rate.................      3.32%                                                               3.32%
Commercial Paper (Canadian Dollar)......     136.9         --        --         --         --           --       136.9
  Average interest rate.................      4.08%                                                               4.08%
Commercial Paper (Australian Dollar)....     217.2         --        --         --         --           --       217.2
  Average interest rate.................      4.99%                                                               4.99%

INTEREST RATE SWAPS
Variable to fixed (US$).................   2,035.0    1,590.5     384.8      215.1      103.7        859.2     5,188.3
  Average pay rate......................      6.35%      6.52%     5.73%      5.23%      5.18%        5.67%       6.17%
  Average receive rate..................      3.03%      3.09%     3.28%      2.92%      2.95%        3.02%       3.06%
Fixed to variable (US$).................      20.0      429.4     313.5      257.8         --        200.0     1,220.7
  Average pay rate......................      3.47%      3.40%     5.04%      4.79%                   2.52%       3.97%
  Average receive rate..................      7.54%      6.87%     7.15%      6.92%                   5.92%       6.81%
Variable to fixed (Canadian Dollar).....     109.3       61.5     132.5       65.0        0.5          2.4       371.2
  Average pay rate......................      6.07%      6.15%     6.29%      6.34%      6.43%        6.43%       6.21%
  Average receive rate..................      4.13%      4.11%     3.99%      4.20%      4.01%        4.01%       4.09%
Variable to fixed (Australian Dollar)...      50.7       33.6       9.8         --         --           --        94.1
  Average pay rate......................      6.37%      6.39%     6.62%                                          6.40%
  Average receive rate..................      4.87%      4,89%     4.96%                                          4.89%
Variable to fixed (British Pound).......       0.3        0.3       0.3        0.4        0.4         12.9        14.6
  Average pay rate......................      5.43%      5.43%     5.43%      5.43%      5.43%        5.43%       5.43%
  Average receive rate..................      4.48%      4.48%     4.48%      4.48%      4.48%        4.48%       4.48%
Variable to fixed (Italian Lira)........       3.8         --        --         --         --           --         3.8
  Average pay rate......................      3.56%                                                               3.56%
  Average receive rate..................      4.31%                                                               4.31%

                                           FISCAL     FISCAL     FISCAL     FISCAL     FISCAL
                                            2002       2003       2004       2005       2006     THEREAFTER    TOTAL
                                          --------   --------   --------   --------   --------   ----------   --------
CROSS CURRENCY SWAPS
Pay US$/receive Canadian Dollar.........       3.8       12.9       4.4        4.7        5.0          9.6        40.4
  Average pay rate......................      5.34%      4.51%     5.34%      5.34%      5.34%        5.34%       5.07%
  Average receive rate..................      3.48%      6.61%     3.48%      3.48%      3.48%        3.48%       4.48%
Pay US$/receive Yen.....................        --       90.0      80.2         --       28.4           --       198.6
  Average pay rate......................                 4.25%     3.56%                 3.70%                    3.89%
  Average receive rate..................                 3.72%     4.41%                 3.25%                    3.93%
Pay US$/receive Euro....................        --         --        --      663.4         --           --       663.4
  Average pay rate......................                                      5.16%                               5.16%
  Average receive rate..................                                      5.50%                               5.50%
Pay US$/receive Australian Dollar.......       8.1        1.9       2.1        2.3        7.5           --        21.9
  Average pay rate......................      6.90%      6.46%     6.47%      6.47%      6.56%          --        6.66%
  Average receive rate..................      4.84%      4.75%     4.75%      4.75%      4.73%          --        4.78%
Pay Canadian Dollar/receive US$.........      10.4        8.3       6.7      695.9         --           --       721.3
  Average pay rate......................      4.84%      4.84%     4.84%      4.94%                               4.94%
  Average receive rate..................      8.26%      8.26%     8.26%      6.93%                               6.98%
Pay British Pound/receive US$...........     (41.8)        --       1.5        1.8       20.1         57.3        38.9
  Average pay rate......................      5.60%                5.60%      5.60%      5.60%        5.60%       5.60%
  Average receive rate..................      2.55%                2.55%      2.55%      2.55%        2.55%       2.55%
Pay British Pound/receive Canadian
  Dollar................................       0.4        0.5       0.6        0.7        0.8         39.6        42.6
  Average pay rate......................      6.79%      6.72%     6.80%      6.85%      6.88%        5.93%       5.99%
  Average receive rate..................      6.11%      6.01%     6.10%      6.17%      6.19%        5.00%       5.08%

FORWARD CONTRACTS
Receive US$/Pay Canadian Dollar.........     378.3      195.2        --         --         --           --       573.5
  Average contractual exchange rate.....      1.53       1.55        --         --         --           --        1.54
Receive US$/Pay British Pound...........     694.4      432.6      74.8         --         --           --     1,201.8
  Average contractual exchange rate.....      0.66       0.65      0.71         --         --           --        0.66
Receive US$/Pay Euro....................     371.3      201.2      53.2        0.4       12.4           --       638.5
  Average contractual exchange rate.....      1.04       1.06      1.13       0.91       1.10           --        1.05
Receive US$/Pay Australian Dollar.......      20.1       16.0        --         --         --           --        36.1
  Average contractual exchange rate.....      0.61       0.53        --         --         --           --        0.58
Receive US$/Pay Taiwan Dollar...........      21.2       25.7       1.4         --         --           --        48.3
  Average contractual exchange rate.....     33.20      33.69     35.73         --         --           --       33.53
Receive US$/Pay Hong Kong Dollar........      38.7         --        --         --         --           --        38.7
  Average contractual exchange rate.....      7.80         --        --         --         --           --        7.80
Receive US$/Pay Korean Won..............      27.6        9.3        --         --         --           --        36.9
  Average contractual exchange rate.....  1,275.66   1,278.78        --         --         --           --    1,276.44
Receive US$/Pay Singapore Dollar........      31.6        1.8        --         --         --           --        33.4
  Average contractual exchange rate.....      1.76       1.67        --         --         --           --        1.76
Receive US$/Pay Swiss Franc.............      21.4        4.7       1.1         --         --           --        27.2
  Average contractual exchange rate.....      1.62       1.55      1.26         --         --           --        1.59
Receive US$/Pay New Zealand Dollar......      10.3        3.5       1.8         --         --           --        15.6
  Average contractual exchange rate.....      0.44       0.42      0.40         --         --           --        0.43
Receive US$/Pay Sweden Krona............       6.9         --        --         --         --           --         6.9
  Average contractual exchange rate.....     10.91         --        --         --         --           --       10.91
Receive British Pound/Pay US$...........     264.1      273.6       7.1         --         --           --       544.8
  Average contractual exchange rate.....      0.69       0.72      0.70         --         --           --        0.70
Receive Euro/Pay US$....................      16.6        7.7       5.4         --         --           --        29.7
  Average contractual exchange rate.....      1.11       1.14      1.12         --         --           --        1.12
Receive Australian Dollar/Pay US$.......      13.6        3.1        --         --         --           --        16.7
  Average contractual exchange rate.....      0.63       0.63        --         --         --           --        0.63
Receive Hong Kong Dolar/Pay US$.........       2.6         --        --         --         --           --         2.6
  Average contractual exchange rate.....      7.80         --        --         --         --           --        7.80

CAPITALIZATION

    We substantially concluded the deleveraging of the balance sheet as of September 30, 2001. During the nine months ended September 30, 2001, we sold the United Kingdom dealer business, substantially all of our manufactured housing portfolio and certain other assets. We exited the recreational vehicle and owner-operator trucking origination markets and placed the existing portfolios in liquidation status during the nine months ended September 30, 2001. During fiscal 2001, we sold, liquidated or placed in liquidation status approximately $6.3 billion of managed assets, including a total of approximately $4.3 billion of owned assets. In October 2001, we sold an additional $700 million of recreational vehicle finance receivables. Also, we received $875 million in capital contributions during the nine months ended September 30, 2001 from Tyco that partially offset the impact to tangible capital from push-down accounting. As a result, the tangible shareholder's equity to managed assets and total debt to tangible shareholder's equity ratios reached or exceeded our targets, improving to 8.48% and 8.20x at September 30, 2001 from 7.82% and 8.78x at December 31, 2000, respectively.

    The following table presents information regarding our capital structure ($ in millions).

                                                      SEPTEMBER 30, 2001   DECEMBER 31, 2000
                                                      ------------------   -----------------
                                                         (SUCCESSOR)         (PREDECESSOR)
Commercial paper....................................       $ 8,869.2           $ 9,063.5
Term debt...........................................        26,828.5            28,901.6
Company-obligated mandatorily redeemable preferred
  securities of subsidiary trust holding solely
  debentures of the Company ("Preferred Capital
  Securities")......................................           260.0               250.0
Shareholder's equity(1).............................        10,661.4             6,007.2
                                                           ---------           ---------
Total capitalization................................        46,619.1            44,222.3
Goodwill and other intangible assets, net...........        (6,569.5)           (1,964.6)
                                                           ---------           ---------
Total tangible capitalization.......................       $40,049.6           $42,257.7
                                                           =========           =========
Tangible shareholder's equity(1) and Preferred
  Capital Securities to managed assets..............            8.48%               7.82%
Total debt (excluding overnight deposits) to
  tangible shareholder's equity(1) and Preferred
  Capital Securities................................            8.20x               8.78x

------------------------------

(1) Shareholder's equity excludes the impact of the accounting change for derivative financial instruments described in Note 10 to the Consolidated Financial Statements.

    The Company-obligated mandatorily redeemable preferred securities are 7.70% Preferred Capital Securities issued in 1997 by CIT Capital Trust I, a wholly-owned subsidiary. CIT Capital Trust I invested the proceeds of that issue in Junior Subordinated Debentures of the Company having identical rates and payment dates.

TYCO CAPITAL HOLDING, INC.

    The consolidated financial statements of TCH included herein reflect the consolidated results of TCH, since its inception on October 13, 2000, plus the results of CIT Group Inc. (Nevada) and its subsidiaries since its acquisition by TCH on June 1, 2001. The following table sets forth selected financial information regarding the consolidated results of operations and balance sheets of TCH and its subsidiaries, including CIT.

                                                                 AT OR FOR THE
                                                                  PERIOD FROM
                                                               INCEPTION THROUGH
                                                              SEPTEMBER 30, 2001
                                                              -------------------
Finance income..............................................       $ 1,676.5
Intercompany interest expense, net..........................            98.8
Net income..................................................           181.9

Total assets................................................        51,452.4
Intercompany debt payable to Tyco...........................         5,000.0
Total debt..................................................        40,697.7
Shareholder's equity........................................         5,947.6

    For a description of the activities of TCH, see "--Quarters and Six Months Ended March 31, 2002 and 2001--Tyco Capital Holding, Inc."